UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Tesoro Logistics LP

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Dear Unitholders:

It is my pleasure to invite you to a special meeting of unitholders of Tesoro Logistics LP (the “Partnership”) on Tuesday, October 4, 2016 in San Antonio, Texas. The Board of Directors of our general partner, Tesoro Logistics GP, LLC (the “General Partner”), has called this special meeting for unitholders to consider and vote upon the following proposals:

•	To approve the amendment and restatement of the Partnership’s 2011 Long-Term Incentive Plan (the “LTIP Proposal”); and

•	To approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the LTIP Proposal (the “Adjournment Proposal”).

The Board of Directors of the General Partner, which we refer to as our Board, has approved the proposed amendment and the restatement of the 2011 Long-Term Incentive Plan (the “Restated LTIP”). Our Board believes that the Restated LTIP is in the best interests of our unitholders and the Partnership and unanimously recommends that the unitholders vote “FOR” the Restated LTIP and vote “FOR” the Adjournment Proposal.

The Partnership’s current 2011 Long-Term Incentive Plan (the “Current LTIP”) permits us to issue a maximum of 750,000 common units with respect to awards under the Current LTIP. As of August 15, 2016, we had paid out 246,682 units for awards previously granted; assuming target payouts with respect to awards under the Current LTIP, awards for approximately 240,500 common units remained outstanding, leaving approximately 263,000 common units available for issuance; assuming maximum payouts with respect to awards under the Current LTIP, awards for approximately 402,000 common units remained outstanding, leaving approximately 100,600 common units available for issuance. We expect most of the remaining common units that are available for grant will be awarded in early 2017 and, therefore, we are seeking approval to provide for, among other things, additional common units for awards to employees of the Partnership, the General Partner or their affiliates, and the members of our Board under the Restated LTIP. A copy of the Restated LTIP is attached to this proxy statement as Exhibit A.

We have set the close of business on August 18, 2016 as the record date for determining which common unitholders are entitled to receive notice of and to vote at the special meeting and any postponements or adjournments thereof. Beginning on or about August 24, 2016, we will send an Important Notice Regarding the Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access this proxy statement and vote online. The Notice of Internet Availability also contains instructions on how to request a paper copy of our proxy materials, if desired. You will have the ability to access all of our proxy materials on the website referenced in the Notice of Internet Availability.

Your vote is very important. Whether or not you attend the Special Meeting in person, I encourage you to review the enclosed information and vote your units.

Thank you for your investment in Tesoro Logistics LP. I look forward to seeing you in San Antonio.

Sincerely,

Gregory J. Goff, Chairman and CEO

NOTICE OF SPECIAL MEETING OF UNITHOLDERS

WHEN	Tuesday, October 4, 2016, 8:00 AM Central Time
WHERE	19100 Ridgewood Parkway, San Antonio, Texas 78259
PURPOSE OF MEETING AND AGENDA

At the 2016 Special Meeting, unitholders will vote:

1.   To approve the amendment and restatement of Tesoro Logistics LP’s 2011 Long-Term Incentive Plan (the “LTIP Proposal”); and

2.   To approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the LTIP Proposal (the “Adjournment Proposal”).

Unitholders will also transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

WHO CAN VOTE	Unitholders of record at the close of business on August 18, 2016
VOTING

Your vote is very important. Please submit your proxy or voting instructions as soon as possible, whether or not you plan to attend the meeting. Please refer to the enclosed proxy materials or the information forwarded by your bank, broker or other holder of record to see the voting methods that are available to you.

ADMISSION TO THE SPECIAL MEETING

All of our unitholders are invited to attend the Special Meeting. If you attend, you will need to bring valid, government-issued photo identification. If you are a beneficial owner of our common units, you will also need proof of ownership to be admitted. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. Failure to bring such document or letter may delay your entry into or prevent you from attending. The doors to the meeting room will be closed promptly at the start of the meeting and unitholders will not be permitted to enter after that time.

Sincerely,

CARRIE P. RYAN

Secretary

August 23, 2016

San Antonio, Texas

NOTICE OF 2016 SPECIAL MEETING OF UNITHOLDERS

GENERAL INFORMATION ABOUT THE 2016 SPECIAL MEETING AND PROXY MATERIALS	1

THE PARTNERSHIP	7

ITEMS TO BE VOTED ON	8
Proposal No. 1 – Approval of the Amendment and Restatement of the Partnership’s 2011 Long-Term Incentive Plan	8

Proposal No. 2 – Approval of the Adjournment of the Special Meeting to a Later Date or Dates, If Necessary or Appropriate to Solicit Additional Proxies in the Event There Are Not Sufficient Votes at the Time of the Special Meeting to Approve Proposal No. 1	15

INTERESTS OF CERTAIN PERSONS IN THE AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN	16

BENEFICIAL OWNERSHIP & EQUITY COMPENSATION PLAN INFORMATION	16
Security Ownership by Directors and Executive Officers	16
Security Ownership by Certain Beneficial Owners	19
Equity Compensation Plan Information	20

DIRECTOR & EXECUTIVE COMPENSATION	21
Compensation of Our Directors	21
2015 Director Compensation Table	21
Compensation Discussion and Analysis	22
Named Executive Officers	22
Overview – Compensation Decisions and Allocation of Compensation Expenses	22
Compensation Philosophy	24
Compensation Consultants	24
Comparative Analysis	24
Elements of Executive Compensation	26
Performance Objectives for Determining Overall Performance Achieved	27
Grant of Long-Term Incentives	30
Payout of Long-Term Incentives	30
Executive Benefits	31
Management Stability Agreements and Other Severance Benefits	31
Additional Compensation Components	31
Equity Grant/Trading Policies	31
Clawback Policy	32
Compensation Committee Report	32

Tesoro Logistics LP Proxy Statement        i

Tesoro Logistics LP Proxy Statement        ii

General Information About the Special Meeting and Proxy Materials

We are providing this Proxy Statement and related materials because the Board of Directors of our general partner, Tesoro Logistics GP, LLC, is soliciting your proxy to vote units at a Special Meeting of Unitholders (the “Special Meeting”) to be held on Tuesday, October 4, 2016, beginning at 8:00 AM Central Time at our principal executive offices, 19100 Ridgewood Parkway, San Antonio, Texas 78259, and at any adjournment or postponement of the meeting.

The following are brief answers to some questions that you may have regarding the proposals being considered at the Special Meeting but may not include all the information important to you regarding the proposals. You should read and consider carefully the remainder of this proxy statement, including the exhibit, as well as the documents incorporated by reference in this proxy statement. Please read “Where You Can Find More Information About Us” beginning on page 47.

Unless otherwise indicated, the terms “Partnership,” “Tesoro Logistics,” “we,” “our” and “us” are used in this proxy statement to refer to Tesoro Logistics LP, to one or more of our consolidated subsidiaries or to all of them taken as a whole. We refer to Tesoro Logistics GP, LLC as our General Partner, and to our General Partner’s Board of Directors as our Board.

1.	What is a proxy statement, and what is a proxy?

A proxy statement is a document that the Securities and Exchange Commission (“SEC”) regulations require us to give you when we solicit your proxy to vote your units on your behalf. A proxy is your legal designation of another person to vote the units you own. When you vote by Internet or telephone or by signing, dating and returning your proxy card, you designate two of our officers as your proxies at the Special Meeting. These two officers are Kim K.W. Rucker and Carrie P. Ryan, each with full power to act without the other and with full power of substitution.

2.	What is the purpose of the Special Meeting?

At the 2016 Special Meeting, unitholders will vote:

•	To approve the amendment and restatement of Tesoro Logistics LP’s 2011 Long-Term Incentive Plan (the “LTIP Proposal”); and

•	To approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the LTIP Proposal (the “Adjournment Proposal”).

Unitholders also will transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

3.	What is the recommendation of our Board of Directors?

Our Board unanimously recommends that you vote “FOR” both proposals.

On July 20, 2016, our Board, including each of our directors who meet the independence requirements of the New York Stock Exchange (the “NYSE”), unanimously approved the Restated LTIP.

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4.	How do I vote?

If you are a unitholder of record you may use any of these methods to vote:

Vote by Internet, by going to the web address https://www.proxyvote-now.com/tllp and following the instructions for Internet voting or, if you have received a paper copy of the proxy card by mail, by following the instructions on the proxy card. Your vote by Internet must be received by 11:59 PM Eastern Time on October 3, 2016.

Vote by Telephone, by dialing 1-866-853-9897 (U.S. and Canada) or 1-646-880-9093 (outside of U.S. or Canada) and following the instructions for telephone voting or, if you have received a paper copy of the proxy card by mail, by following the instructions on the proxy card. Your vote by telephone must be received by 11:59 PM Eastern Time on October 3, 2016.

Vote by Mail, by completing, signing, dating and mailing the proxy card mailed to you in the envelope provided. If you received an Important Notice Regarding the Availability of Proxy Materials (the “Notice of Internet Availability”) and would like to vote by mail, follow the instructions on the Notice of Internet Availability to request a paper copy of the proxy materials. Your vote by mail must be received by 11:59 PM Eastern Time on October 3, 2016. If you vote by Internet or telephone, please do not mail your proxy card.

Vote in Person, by attending the Special Meeting. Please refer to the instructions provided on the proxy card or the Notice of Internet Availability.

If you are a beneficial holder, you will receive separate voting instructions from your broker, bank or other nominee explaining how to vote your units. Please note that if your units are held of record by a broker, bank or other nominee and you wish to vote at the Special Meeting, you will not be permitted to vote in person unless you first obtain a legal proxy issued in your name from the record owner.

5.	When and where will the Special Meeting be held?

The Special Meeting will be held on Tuesday, October 4, 2016 at 8:00 AM Central Time at our principal executive offices, 19100 Ridgewood Parkway, San Antonio, Texas 78259, and at any adjournment or postponement of the meeting.

6.	How do I attend the meeting in person? What do I need to bring?

IMPORTANT NOTE: You must follow these instructions to gain admission to the Special Meeting.

All of our unitholders are invited to attend the Special Meeting. If you attend our Special Meeting, you will need to bring a valid, government-issued photo identification. If you are a beneficial owner of our common units, you will also need proof of units ownership to be admitted to the Special Meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. Failure to bring such documentation may delay your entry into or prevent you from attending the Special Meeting. The doors to the meeting room will be closed promptly at the start of the meeting, and unitholders will not be permitted to enter after that time.

Tesoro Logistics LP Proxy Statement        2

Each unitholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf. A large number of unitholders may wish to speak at our Special Meeting. Our Board and management appreciate the opportunity to hear the views of unitholders and participants, and in the interest of an orderly and constructive meeting, rules of conduct will be enforced. Copies of these rules will be available and only unitholders or their valid proxy holders may address our Special Meeting.

7.	What votes are necessary to approve the proposals?

Under applicable NYSE rules, the approval of a majority of the votes cast by our unitholders is required to approve the LTIP Proposal. Votes “for” and “against” and abstentions count as votes cast. Thus, abstentions have the effect of a vote against the LTIP Proposal. The Restated LTIP will not be effective unless approved by the unitholders.

Approval of the Adjournment Proposal requires the approval of a majority of the outstanding units that are entitled to vote and represented either in person or by proxy at the Special Meeting. Thus, abstentions have the effect of a vote against the Adjournment Proposal.

8.	How will my proxy be voted?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote all executed proxy cards in accordance with the recommendations of the Board, which is to vote FOR the proposals. With respect to any other matter that properly comes before the Special Meeting, the proxy holders will vote as recommended by the Board, or, if no recommendation is given, in their own discretion.

9.	Is there a quorum requirement?

A quorum is necessary to hold a valid meeting. A quorum will exist if the holders of a majority of our common units outstanding on the record date are present in person or by proxy. All units voted by proxy are counted as present for purposes of establishing a quorum, including abstentions and broker non-votes, as described below.

10.	Why did I receive a one-page notice (sometimes referred to as an “E-Proxy Notice”) regarding the Internet availability of proxy materials instead of printed proxy materials?

Under rules adopted by the SEC, we are furnishing proxy materials to our unitholders primarily via the Internet, instead of mailing printed copies of those materials to each unitholder. You will receive a document entitled Important Notice Regarding the Availability of Proxy Materials (the “Notice of Internet Availability”) and will not receive a printed copy of the proxy materials unless you specifically request them. Instead, the Notice of Internet Availability contains instructions on how to access our proxy materials, including our Proxy Statement, and how to submit your proxy on the Internet. Instructions for requesting printed proxy materials are also included in the Notice of Internet Availability. This process is designed to expedite unitholders’ receipt of proxy materials, help conserve natural resources and lower the cost of the meeting. We will send you a printed Notice of Internet Availability by mail and will begin mailing Notices of Internet Availability on or about August 24, 2016.

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11.	What is the difference between holding units as a unitholder of record and as a beneficial owner?

These terms describe how your units are held.

•	If your units are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the unitholder of record with respect to those units, and access to proxy materials is being provided directly to you.

•	If your units are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of those units, which are considered to be held in street name. Access to our proxy materials is being provided to you by your broker, bank or other nominee who is considered the unitholder of record with respect to those units.

12.	What if I am a unitholder of record and do not specify a choice for a matter when returning a proxy?

Unitholders should specify their choices for each matter on the proxy card. The proxies identified on the back of the proxy will vote your units in accordance with your instructions. If your properly executed proxy does not contain voting instructions, the proxies will vote your units in accordance with the voting recommendations of the Board as follows:

•	FOR the amendment and restatement of Tesoro Logistics LP’s 2011 Long-Term Incentive Plan; and

•	FOR the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the LTIP Proposal.

13.	What if I am a beneficial owner and do not give voting instructions to my broker, bank or other nominee?

A “broker non-vote” occurs when a broker submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owners on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions. Under NYSE rules, brokers are not permitted to vote on any of the matters to be considered at the Special Meeting without instructions from the beneficial owner. As a result, your units will not be voted on any matter unless you vote your units in one of the ways indicated by your broker, bank or other nominee.

14.	Can I revoke or change my vote?

If you are a unitholder of record, whether you vote by telephone, Internet or mail, you can change or revoke your proxy before it is voted at the meeting in one of the following ways:

•	Submit a new proxy card bearing a later date;

•	Vote again by telephone or the Internet at a later time;

•	Give written notice before the meeting to our Secretary at the address set forth on the cover of this Proxy Statement stating that you are revoking your proxy; or

Tesoro Logistics LP Proxy Statement        4

•	Attend the Special Meeting and vote your units in person. Please note that your attendance at the meeting will not alone serve to revoke your proxy.

Any change or revocation of your proxy must be received by the deadlines set forth in Question 4 above or, for notice to our Secretary, before the meeting.

If you are a beneficial owner, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

15.	Who will count votes?

We will appoint one or more Inspectors of Election who will determine the number of units outstanding, the voting power of each, the number of units represented at the Special Meeting, the existence of a quorum and whether or not the proxies and ballots are valid and effective.

The Inspectors of Election will determine, and retain for a reasonable period a record of the disposition of, any challenges and questions arising in connection with the right to vote, and will count all votes and ballots cast “FOR” and “AGAINST” and any abstentions and broker non-votes with respect to all proposals, and will determine the results of each vote.

16.	How are proxies solicited, and what are the costs of proxy solicitation?

We pay all of the costs of the solicitation of proxies, including preparing, printing and mailing this Proxy Statement and the Notice of Internet Availability. Solicitation may be made personally or by mail, telephonic or electronic data transfer by officers, directors and employees of the Partnership or the General Partner (who will not receive any additional compensation for any solicitation of proxies).

We have retained a professional proxy soliciting organization, Innisfree M&A Incorporated (“Innisfree”), to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners, and possibly individual holders of record of 1,000 units or more, by personal interview, telephone or similar means. We will pay Innisfree its customary fees, estimated not to exceed $12,000, and will reimburse Innisfree for certain expenses. We will also authorize banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of our proxy materials and will reimburse them for their costs in sending the materials.

17.	Will any other matters be presented at the Special Meeting?

As of the date of this Proxy Statement, we are not aware of any matter to be presented at the Special Meeting other than the proposals set forth in this Proxy Statement. However, if any other business is properly presented at the meeting, the persons named in the accompanying form of proxy intend to vote such proxy in accordance with their best judgment.

18.	What is householding? If I have multiple unitholders at my address, how can I get additional copies of proxy materials?

To reduce the expense of delivering duplicate proxy materials to unitholders who may have more than one account holding our units but who have provided the same mailing address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain unitholders of record who have the same address and last name will receive only one copy of the proxy statement, or Notice of Internet Availability, as applicable, until such time as one or more of these unitholders notifies us that they want to receive separate

Tesoro Logistics LP Proxy Statement        5

copies. In addition, the broker, bank or other nominee for any unitholder who is a beneficial owner of our equity may deliver only one copy of the proxy statement, or Notice of Internet Availability, as applicable, to multiple unitholders who have provided the same mailing address, unless that broker, bank or other nominee has received contrary instructions from one or more of the unitholders. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Unitholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If, now or in the future, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or Notice of Internet Availability, please notify us by calling our Investor Relations Department at 1-800-837-6768 or by sending a written request to our Corporate Secretary at 19100 Ridgewood Parkway, San Antonio, Texas 78259, and we will promptly deliver a separate copy of these materials. Record owners who are receiving multiple copies and wish to receive only one, please call our Investor Relations Department at the number listed above or send a written request to our Corporate Secretary at the address listed above. Beneficial owners who are receiving multiple copies and wish to receive only one, should notify their broker, bank or other nominee.

19.	Will the company announce the voting results?

The preliminary voting results will be announced at the Special Meeting. The final results will be published in a Quarterly Report on Form 10-Q or a Current Report on Form 8-K that we will file with the SEC within four business days after the Special Meeting.

20.	Whom can I contact for further information?

You may contact our Investor Relations department at 1-800-837-6768 or by writing to Investor Relations, 19100 Ridgewood Parkway, San Antonio, Texas 78259.

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The Partnership

Tesoro Logistics LP (“TLLP” or the “Partnership”) is a full-service logistics company operating primarily in the western and mid-continent regions of the United States. We own and operate networks of over 3,500 miles of crude oil, refined products and natural gas pipelines and 29 crude oil and refined products truck and marine terminals that have over 15 million barrels of storage capacity. In addition, we own and operate four natural gas processing complexes and one fractionation facility. We generate revenues by charging fees for gathering crude oil and natural gas, for terminalling, transporting and storing crude oil and refined products and for processing natural gas.

We are a limited partnership formed under the laws of the State of Delaware. As a limited partnership, we are managed by our general partner, Tesoro Logistics GP, LLC (our “General Partner”), which is a controlled subsidiary of Tesoro Corporation (“Tesoro”). Our General Partner conducts our business and operations, and the officers and the board of our General Partner, which we refer to as our Board, make decisions on our behalf.

Our common units are listed on the New York Stock Exchange under the ticker symbol “TLLP.” Our executive offices are located at 19100 Ridgewood Parkway, San Antonio, Texas 78259. Our telephone number is 210-626-0000. We maintain a website at http://tesorologistics.com that provides information about our business and operations.

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Items to be Voted On

Proposal No. 1 – Approval of the amendment and restatement of the Partnership’s 2011 Long-Term Incentive Plan

The Board of Directors of our General Partner, which we refer to as our Board, has approved the amended and the restated 2011 Long-Term Incentive Plan (the “Restated LTIP”), subject to the approval of our unitholders at the Special Meeting. Our Board believes that the Restated LTIP is in the best interests of our unitholders and the Partnership and unanimously recommends that the unitholders vote “FOR” the Restated LTIP and vote “FOR” the Adjournment Proposal.

Our General Partner adopted the current 2011 Long-Term Incentive Plan (the “Current LTIP”) primarily to provide incentive compensation to eligible officers, employees and directors of our General Partner and its affiliates, including Tesoro Corporation, who perform services for us. Our Board grants awards annually to our General Partner’s outside directors and its executive officers and key employees pursuant to the Current LTIP to reward service or performance. Awards under the Current LTIP for executive officers of our General Partner that are employed by Tesoro are recommended to our General Partner’s board of directors by the compensation committee of the board of directors of Tesoro.

The purpose of the Restated LTIP is to promote our interests by providing incentive compensation awards that encourage superior performance. The Restated LTIP is also intended to enhance our ability to attract and retain the services of individuals who are essential for our growth and profitability and to encourage those individuals to devote their best efforts to advancing our business.

As described in further detail below, the Restated LTIP, if approved by unitholders will: increase the number of units available for issuance under the LTIP by 1,000,000 units; limit the discretion of our Board to accelerate awards, other than due to a participant’s death, disability or in connection with a change in control; require a minimum vesting period of one-year for options and unit appreciation rights, and have a term that extends through the 10th anniversary of the Special Meeting.

The description of the Restated LTIP set forth below is a summary of the material features of the Restated LTIP. This summary, however, does not purport to be a complete description of all of the provisions of the Restated LTIP. The summary is qualified in its entirety by reference to the Restated LTIP, a copy of which is attached hereto as Exhibit A and incorporated herein by reference.

Summary of Restated LTIP

The Restated LTIP provides for the grant of unit awards, restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights and other unit-based awards. Subject to adjustment in the event of certain transactions or changes in capitalization, an aggregate of 1,750,000 common units may be delivered pursuant to awards under the Restated LTIP. Units subject to awards that are cancelled, forfeited, exercised, paid, or otherwise are terminated or expire without the actual delivery of units pursuant to such award are available for delivery pursuant to other awards. Units that are withheld to satisfy our General Partner’s tax withholding obligations or payment of an award’s exercise price will not be available for future awards.

The Restated LTIP will be administered by our Board. The Restated LTIP is designed to promote our interests, as well as the interests of our unitholders, by rewarding the officers, employees and directors of our general partner for delivering desired performance results, as well as by strengthening our general partner’s ability to attract, retain and motivate qualified individuals to serve as directors, consultants and employees.

The Current LTIP permits us to issue a maximum of 750,000 common units with respect to awards under the Current LTIP. As of August 15, 2016, we had paid out 246,682 units for awards previously granted; assuming

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target payouts with respect to awards under the Current LTIP, awards for approximately 240,500 common units remained outstanding, leaving approximately 263,000 common units available for issuance; assuming maximum payouts with respect to awards under the Current LTIP, awards for approximately 402,000 common units remained outstanding, leaving approximately 100,600 common units available for issuance. We expect most of the remaining common units that are available for grant will be awarded in early 2017 and, therefore, we are seeking approval to provide for, among other things, additional common units for awards to employees of the Partnership, the General Partner or their affiliates, and the members of our Board under the Restated LTIP. If the Restated LTIP is approved by unitholders, the total number of units will increase by 1,000,000 units, which increase represents approximately 1% of TLLP’s outstanding common units as of August 15, 2016.

Any person who is an employee of the Partnership, the General Partner or their affiliates, and the members of our Board, will be eligible for the grant of awards under the Restated LTIP. Approximately 6,310 employees of the Partnership, the General Partner and their affiliates, and five non-employee directors of our Board currently qualify to participate in the Restated LTIP.

In approving the Restated LTIP, our Board considered, among other things, the importance of long-term equity incentives in achieving the goals of our compensation program, our historical and projected equity award burn rate and our current and projected overhang percentage, and the diluted impact of our long-term equity program.

“Burn rate” is a calculation of units used (granted) during the year divided by weighted average units outstanding. The Partnership’s three year average burn rate, expressed as a percentage of units outstanding, was approximately 0.11% for the three year period ended December 31, 2015.

Overhang is a calculation of total potential dilution attributable to equity-based compensation and reflects the units reserved for all outstanding (unvested) grants plus units available for future grants as a percent of units outstanding. As of August 15, 2016 the total overhang with respect to the Current LTIP, expressed as a percentage of units outstanding, was approximately 0.5%. The 1,000,000 new units proposed to be reserved for issuance under the Restated LTIP would increase the overhang to approximately 1.5%.

As of August 15, 2016, our dilution (which is the number of units available for grant under the Current LTIP, divided by the total number of common units outstanding) is approximately 0.25% assuming target payout on outstanding awards and approximately 0.1% assuming maximum payout on outstanding awards. If the Restated LTIP is approved, the potential dilution from issuances authorized under the Restated LTIP as of August 15, 2016 will increase to approximately 1.2% assuming target payout on outstanding awards and approximately 1.1% assuming maximum payout on outstanding awards. Our Board currently expects that the proposed unit reserve under the Restated LTIP will be sufficient to fund the Partnership’s equity compensation for five years and provide a reserve for unforeseen needs.

While we are cognizant of the potential dilutive effect of compensatory unit awards, we also recognize the significant motivational, retention and performance benefits that are achieved from granting awards under the Restated LTIP. Subject to approval of the unitholders, the Restated LTIP will become effective as of the date of the Special Meeting, and we intend to file a registration statement on Form S-8 to register the additional common units available for issuance under the Restated LTIP.

No Acceleration and Minimum Vesting

Our Board will not have the discretion to accelerate the vesting of any outstanding awards, except that our Board may accelerate the vesting of awards in the event of a participant’s death or disability or pursuant to the Restated LTIP’s change in control provisions. Further, options and unit appreciation rights granted under the Restated LTIP may not become exercisable, vest or be settled, in whole or in part, prior to the one-year anniversary of the date of grant, except that our Board may provide that awards become exercisable, vest or

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settle prior to such date in the event of a participant’s death, disability or in the event of a change in control. Notwithstanding the foregoing, with respect to options or unit appreciation rights, up to 5% of the aggregate number of units authorized for issuance under the Restated LTIP may be issued pursuant to awards subject to any, or no, vesting conditions, as our Board determines appropriate.

Unit Awards

Our Board may grant unit awards to eligible individuals under the Restated LTIP. A unit award is an award of common units that are fully vested upon grant and are not subject to forfeiture. Unit awards may be paid in addition to, or in lieu of, cash that would otherwise be payable to a participant with respect to a bonus or an incentive compensation award. The unit award may be wholly discretionary in amount or it may be paid with respect to a bonus or an incentive compensation award the amount of which is determined based on the achievement of performance criteria or other factors.

Restricted Units and Phantom Units

A restricted unit is a common unit that is subject to forfeiture. Upon vesting, the forfeiture restrictions lapse and the recipient holds a common unit that is not subject to forfeiture. A phantom unit is a notional unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit or on a deferred basis upon specified future dates or events or, in the discretion of our Board, cash equal to the fair market value of a common unit. Our Board may make grants of restricted and phantom units under the Restated LTIP that contain such terms, consistent with the Restated LTIP, as our Board may determine are appropriate, including the period over which restricted or phantom units will vest. Our Board may, in its discretion, base vesting on the grantee’s completion of a period of service or upon the achievement of specified financial objectives or other criteria or upon a change in control (as defined in the Restated LTIP) or as otherwise described in an award agreement.

Distributions made by us with respect to awards of restricted units may, in the discretion of our Board, be subject to the same vesting requirements as the restricted units. Our Board, in its discretion, may also grant tandem or separate distribution equivalent rights to receive an amount equal to all or a portion of the cash distributions made on units during the period a phantom unit remains outstanding.

Options and Unit Appreciation Rights

The Restated LTIP also permits the grant of options and unit appreciation rights covering common units. Unit options represent the right to purchase a number of common units at a specified exercise price. Unit appreciation rights represent the right to receive the appreciation in the value of a number of common units over a specified exercise price, either in cash or in common units as determined by our Board. Options and unit appreciation rights may be granted to such eligible individuals and with such terms as our Board may determine, consistent with the Restated LTIP; however, except in the case of substitute awards, an option or unit appreciation right must have an exercise price equal to at least the fair market value of a common unit on the date of grant. The term of each option and unit appreciation right will be stated in the applicable award agreement, provided, that the term will not exceed ten years from the grant date. Other than in connection with changes in the Partnership’s capitalization, our Board will not, without the approval of the unitholders of the Partnership, (i) reduce the per unit exercise price of any outstanding option or unit appreciation right, (ii) cancel any option or unit appreciation right in exchange for cash or another award when the option or unit appreciation right price per unit exceeds the fair market value of the underlying units, or (iii) otherwise reprice any option or unit appreciation right. Our Board does have the authority, without the approval of the unitholders of the Partnership, to amend any outstanding award to increase the exercise price per unit or to cancel and replace an award with the grant of an award having an exercise price per unit that is greater than or equal to the exercise price per unit of the original award.

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Other Unit-Based Awards

The Restated LTIP also permits the grant of “other unit-based awards,” which are awards that, in whole or in part, are valued or based on or related to the value of a unit. The vesting of any other unit-based award may be based on a participant’s continued service, the achievement of performance criteria or other measures. On vesting or on a deferred basis upon specified future dates or events, any other unit-based award may be paid in cash and/or in units (including restricted units), as our Board may determine.

Source of Common Units; Cost

Common units to be delivered with respect to awards under the Restated LTIP may be newly-issued units, common units acquired by our General Partner in the open market, common units already owned by our General Partner or us, common units acquired by our General Partner directly from us or any other person or any combination of the foregoing.

Amendment or Termination of the Restated LTIP

Our Board, at its discretion, may terminate the Restated LTIP at any time with respect to the common units for which a grant has not previously been made. The Restated LTIP will automatically terminate on the 10th anniversary of its effective date. Except as required by applicable law or the rules of the principal securities exchange, if any, on which the common units are traded, our Board will also have the right to alter or amend the Restated LTIP. Our Board may waive any conditions or rights under, amend any terms of, or alter any outstanding award, provided that no change, other than in connection with a change in control, in any award will materially reduce the rights or benefits of a participant with respect to an award without the consent of such participant. Notwithstanding the foregoing, no such consent will be required if our Board determines in its sole discretion and prior to the date of any change in control that such amendment or alteration either is required or advisable in order for the Partnership or our General Partner, the Restated LTIP or the award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

Transferability

Each option and unit appreciation right is exercisable only by the participant during the participant’s lifetime, or by the person to whom the participant’s rights shall pass by will or the laws of descent and distribution. No award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or the laws of descent and distribution. Notwithstanding the foregoing, our Board may provide in an award agreement that an award may, on such terms and conditions as our Board may from time to time establish, be transferred by a participant without consideration to any “family member” of the participant, as defined in the instructions to use of the Form S-8 Registration Statement under the Securities Act, as applicable, or any other transferee specifically approved by our Board after taking into account any state, federal, local or foreign tax and securities laws applicable to transferable awards. Vested units may be transferred to the extent permitted by the Partnership Agreement and not otherwise prohibited by the award agreement or any other agreement restricting the transfer of such units.

Anti-dilution Adjustments

With respect to any “equity restructuring” event that could result in an additional compensation expense to the the Partnership or our General Partner if adjustments to awards with respect to such event were discretionary, our Board will equitably adjust the number and type of units covered by each outstanding award and the terms and conditions, including the exercise price and performance criteria (if any), of such award to equitably reflect such event and will adjust the number and type of units (or other securities or property) with respect to which awards may be granted under the Restated LTIP after such event. With respect to any other similar event that

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would not result in an accounting charge if the adjustment to awards with respect to such event were subject to discretionary action, our Board will have complete discretion to adjust awards and the number and type of units (or other securities or property) with respect to which awards may be granted under the Restated LTIP in such manner as it deems appropriate with respect to such other event.

In the event of any non-cash distribution, unit split, combination or exchange of units, merger, consolidation or distribution (other than normal cash distributions) of Partnership assets to unitholders, or any other change affecting the units of the Partnership, other than an “equity restructuring,” our Board may make equitable adjustments, if any, to reflect such change with respect to the aggregate number and kind of units that may be issued under the Restated LTIP; the number and kind of units (or other securities or property) subject to outstanding awards; the terms and conditions of any outstanding awards (including, without limitation, any applicable performance targets or criteria); and the grant or exercise price per unit for any outstanding awards under the Restated LTIP.

Change in Control

Subject to the provisions described below, upon the occurrence of a change in control, any transaction or event described in above with respect to anti-dilution adjustments, any change in applicable law or regulation affecting the Restated LTIP or outstanding, or any change in accounting principles affecting the financial statements of the Partnership or our General Partner, our Board, in its sole discretion, shall determine the treatment of outstanding awards, without the consent of any participant, and on such terms and conditions as it deems appropriate.

Unless otherwise expressly provided in an award agreement or another contract, including an employment agreement, or under the terms of a transaction constituting a change in control, our Board may provide that any or all of the following will occur upon a participant’s termination of service within twenty-four months following a change in control: in the case of an option or unit appreciation right, the participant will have the ability to exercise any portion of the option or unit appreciation right not previously exercisable, with respect to any awards other than options or unit appreciation rights, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such award will immediately lapse, and in the case of awards subject to performance criteria, the participant will have the right to receive a payment equal to the target amount payable or, if greater, a payment based on performance through a date determined by our Board prior to the change in control.

In the event of a change in control in which the acquiring or surviving company in the transaction does not assume or continue outstanding awards, immediately prior to the change in control, all awards that are not assumed or continued will be treated as follows: in the case of an option or unit appreciation right, the participant will have the ability to exercise such option or unit appreciation right, including any portion of the option or unit appreciation right not previously exercisable, in the case of awards other than options or unit appreciation rights, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such award will immediately lapse, and in the case of awards subject to performance criteria, the participant will have the right to receive a payment equal to the target amount payable or, if greater, a payment based on performance through a date determined by our Board prior to the change in control.

Federal Income Tax Treatment

The following discussion is for general information only and is intended to summarize briefly some of the U.S. federal income tax consequences to award grantees arising from participation in the Restated LTIP. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of an award grantee in the Restated LTIP may vary depending on the particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss all U.S. federal tax consequences or any potential foreign, state, or local tax consequences.

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Options; Unit Appreciation Rights. An award grantee will generally not realize taxable income upon the grant of a option or a unit appreciation right. Upon the exercise of a unit option or a unit appreciation right, an award grantee will generally recognize ordinary compensation income (subject to withholding) in an amount equal to the excess of (i) the amount of cash received or the fair market value on the date of exercise of the units received, over (ii) the exercise price. An award grantee will generally have a tax basis in any units received pursuant to the exercise of an option or a unit appreciation right that equals the sum of (i) the amount of ordinary compensation income arising as a result of the exercise plus (ii) the amount (if any) paid to exercise the award. Subject to the discussion under “—Internal Revenue Code Limitations on Deductibility” below, the Partnership or one of our affiliates will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by an award grantee under the foregoing rules. When an award grantee sells the units acquired as a result of the exercise of an option or unit appreciation right, any appreciation (or depreciation) in the value of the units after the exercise date is treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period. The units must be held for more than 12 months in order to be eligible to qualify for long-term capital gain treatment.

Phantom Units; Restricted Units; Other Unit-Based Awards. An award grantee will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time the cash is otherwise made available for an award grantee to draw upon. An award grantee will generally not have taxable income at the time of a grant of an award in the form of a phantom unit, but rather, will generally recognize ordinary compensation income at the time the award grantee receives units or a cash payment in satisfaction of the phantom units in an amount equal to the fair market value of the units received or the cash payment, whichever is applicable. In addition, an award grantee will be subject to ordinary income tax upon the payment of a dividend equivalent right. In general, an award grantee will recognize ordinary compensation income as a result of the receipt of units pursuant to restricted units or a unit award in an amount equal to the fair market value of the units when the units are received, provided, that if the units are not transferable in accordance with Section 83 of the Internal Revenue Code and are subject to a substantial risk of forfeiture when received, an award grantee will recognize ordinary compensation income in an amount equal to the fair market value of units (i) when the units first become transferable or are no longer subject to a substantial risk of forfeiture, in cases where an award grantee does not make an valid election under Section 83(b) of the Code, or (ii) when the units are received, in cases where an award grantee makes a valid election under Section 83(b) of the Internal Revenue Code.

Subject to the discussion immediately below, we or one of our affiliates will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by the award grantee.

Internal Revenue Code Limitations on Deductibility. In order for the amounts described above to be deductible by our General Partner or one of its affiliates, the amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Limited Partnership Interest. We are not a taxable entity, and as such, we do not incur any federal income tax liability. Instead, each holder of our units is required to report on his income tax return his share of our income, gains, losses and deductions in computing his federal income tax liability, regardless of whether cash distributions are made to him by us. Distributions by us to a holder of units are generally not taxable unless the amount of cash distributed is in excess of the holder’s adjusted basis in his interest. Usually at the beginning of each year, we will mail to each partner a Schedule K-1 showing the amounts of income, gains, losses, and deductions that the partner is required to reflect on the partner’s federal income tax return as a limited partner for the preceding year. A limited partner will not qualify for using Form 1040EZ or 1040A, and may not file the partner’s federal income tax return until the partner has received a Schedule K-1 and reflected the relevant information contained therein in the partner’s tax return.

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New Plan Benefits

The awards, if any, that will be made to eligible persons under the Restated LTIP are subject to the discretion of our Board and, therefore, we cannot currently determine the benefits or number of units subject to awards that may be granted in the future to eligible employees under the Restated LTIP. Furthermore, because all awards for eligible employees under the Restated LTIP are discretionary, it is not possible to determine which awards would have been granted during the prior fiscal year had the Restated LTIP been in effect at that time. Therefore, a New Plan Benefits Table is not provided with respect to employees.

As of August 18, 2016 the last reported sale price of units on the New York Stock Exchange was $46.20.

Vote Required

Under applicable NYSE rules, the approval of a majority of the votes cast by our unitholders is required to approve the LTIP Proposal. Votes “for” and “against” and abstentions count as votes cast. Thus, abstentions have the effect of a vote against the LTIP Proposal. A properly executed proxy submitted without voting instructions will be voted (except to the extent that the authority to vote has been withheld) “FOR” the LTIP Proposal.

Our Board of Directors recommends that you vote “FOR” the approval of the amendment and restatement of the Partnership’s 2011 Long-Term Incentive Plan.

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Proposal No. 2 – Approval of the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve Proposal No. 1

We may ask our unitholders to vote on a proposal (the “Adjournment Proposal”) to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Restated LTIP. We currently do not intend to propose adjournment at the Special Meeting if there are sufficient votes to adopt the Restated LTIP. If our unitholders approve the Adjournment Proposal, we may adjourn the Special Meeting and use the additional time to solicit additional proxies, including proxies from our unitholders who have previously voted against adoption of the Restated LTIP.

Vote Required

Approval of the Adjournment Proposal requires the approval of a majority of the outstanding units that are entitled to vote and represented either in person or by proxy at the Special Meeting. Accordingly, abstentions will have the effect of a vote against the Adjournment Proposal. A properly executed proxy submitted without voting instructions will be voted (except to the extent that the authority to vote has been withheld) “FOR” approval of the Adjournment Proposal.

 Our Board of Directors recommends that you vote “FOR” the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve Proposal No. 1.

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Interests of Certain Persons in the Amended and Restated Long-Term Incentive Plan

Executive officers, directors and employees of Tesoro Corporation, Tesoro Logistics GP, LLC and any of their affiliates are eligible to receive awards under the Current LTIP and will be eligible to receive awards under the Restated LTIP. Accordingly, the executive officers, directors and employees of Tesoro Corporation, Tesoro Logistics GP, LLC and their affiliates have a substantial interest in the approval of the Restated LTIP.

Beneficial Ownership & Equity Compensation Plan Information

Security Ownership by Directors and Executive Officers

The following table shows the beneficial ownership of our units reported to us as of August 15, 2016, including units as to which a right to acquire ownership exists within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for each director, the NEOs, and our current directors and executive officers as a group.

•	The ownership shown below includes common units underlying phantom units held by our directors and executive officers that vest within 60 days of August 15, 2016.

•	Unless otherwise indicated, each person or member of the group listed has sole voting and investment power with respect to the common units listed.

•

As of August 15, 2016, there were 101,164,540 common units outstanding (including 32,835,397 common units held by Tesoro Corporation and its affiliates). This table does not include the 2,062,890 general partner units held by Tesoro Logistics GP, LLC.

•	None of our executive officers or directors hold general partner units.

•

No director, NEO or executive officer beneficially owns more than 1% of our common units. Furthermore, the current directors and executive officers as a group do not own more than 1% of our common units.

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	Aggregate Number of Units Beneficially Owned	Additional Information
Gregory J. Goff	85,785
Phillip M. Anderson	25,975
Raymond J. Bromark	10,561
Keith M. Casey	—
Robert W. Goldman	4,100
James H. Lamanna	9,785
Thomas C. O’Connor	15,326
Charles S. Parrish (a)	13,428
Don J. Sorensen	1,177
Steven M. Sterin	2,214
Michael E. Wiley	—

All Current Directors and Executive Officers as a Group (12 individuals)	154,923	Does not include Mr. Casey or Mr. Parrish, who are no longer executive officers or directors

(a)	Mr. Parrish retired on March 31, 2016; the ownership shown is based on his last known ownership.

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The following table shows the beneficial ownership of common stock of Tesoro Corporation reported to us as of August 15, 2016, including units as to which a vested right to acquire ownership exists (for example, through the exercise of stock options) within the meaning of Rule 13d-3(d)(1) under the Exchange Act and units credited to accounts under Tesoro’s Thrift Plan, for each director, the NEOs, and our current directors and executive officers as a group. Unless otherwise indicated, each person or member of the group listed has sole voting and investment power with respect to the shares of our common stock listed. As of August 15, 2016, there were 118,634,188 shares of Tesoro common stock outstanding. No director, NEO or executive officer owns more than 1% of Tesoro’s common stock; furthermore, the current directors and executive officers as a group do not own more than 1% of Tesoro’s common stock.

	Aggregate Number of Shares Beneficially Owned	Additional Information
Gregory J. Goff	732,794	Includes 151,513 shares underlying stock options and 602 shares credited under the Tesoro Corporation Thrift Plan
Phillip M. Anderson	1,723	Shares credited under the Tesoro Corporation Thrift Plan
Raymond J. Bromark	—
Keith M. Casey	16,748
Robert W. Goldman	47,662	Includes 9,000 shares underlying stock options and 4,532 shares underlying restricted stock units
James H. Lamanna	—
Thomas C. O’Connor	—
Charles S. Parrish (a)	124,811
Don J. Sorensen	13,424
Steven M. Sterin	7,792
Michael E. Wiley	37,787	Includes 9,000 shares underlying stock options

All Current Directors and Executive Officers as a Group (12 individuals)	854,127	Does not include units beneficially owned by Mr. Casey or Mr. Parrish, who are no longer executive officers or directors

(a)	Mr. Parrish retired on March 31, 2016; the ownership shown is based on his last known ownership.

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Security Ownership by Certain Beneficial Owners

The following table sets forth information from filings made with the SEC as to each person or group who as of December 31, 2015 (unless otherwise noted) beneficially owned more than 5% of our outstanding units or more than 5% of any class of our outstanding units.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Number of Common Units	Percent of Common Units (a)	Number of General Partner Units	Percent of General Partner Units (a)	Percent of Total Units (a)

Tesoro Corporation (b) 19100 Ridgewood Parkway San Antonio, TX 78259	32,445,115	34.7%	1,900,515	100%	36.0%

Tortoise Capital Advisors, LLC (c) 11550 Ash Street, Suite 300 Leawood, KS 66211	10,106,110	10.8%	—	—	10.6%

Goldman Sachs Asset Management (d) 200 West Street New York, NY 10282	6,876,817	7.4%	—	—	7.2%

ALPS Advisors, Inc. (e) 1290 Broadway, Suite 1100 Denver, CO 80203	4,694,381	5.0%	—	—	4.9%

OppenheimerFunds, Inc. (f) Two World Financial Center 225 Liberty Street New York, NY 10281	4,662,164	5.0%	—	—	4.9%

(a)	As of December 31, 2015, there were 93,478,326 common units and 1,900,515 general partner units outstanding, for an aggregate of 95,378,841 units.
(b)

As of December 31, 2015, Tesoro Corporation directly held 15,620,925 common units; limited partner units were also held by affiliates of Tesoro Corporation, as follows: Tesoro Refining & Marketing Company LLC directly held 8,219,002 common units, including 151,021 common units held through its wholly-owned subsidiary, Carson Cogeneration Company, Tesoro Alaska Company LLC directly held 571,065 common units, and Tesoro Logistics GP, LLC directly held 8,034,123 common units and 1,900,515 general partner units. As of August 15, 2016, Tesoro Corporation directly held 15,620,925 common units; limited partner units were also held by affiliates of Tesoro Corporation, as follows: Tesoro Refining & Marketing Company LLC directly held 8,219,002 common units, including 151,021 common units held through its wholly-owned subsidiary, Carson Cogeneration Company, Tesoro Alaska Company LLC directly held 571,065 common units, and Tesoro Logistics GP, LLC directly held 8,424,405 common units and 2,062,890 general partner units. Tesoro Corporation is the ultimate parent company of each such entity and may, therefore, be deemed to beneficially own the units held by each such entity. Tesoro Corporation files information with, or furnishes information to, the Securities and Exchange Commission pursuant to the information requirements of the Securities Exchange Act of 1934, as amended.

(c)

According to Amendment No. 6 to a Schedule 13G/A filed with the SEC on February 10, 2016, Tortoise Capital Advisors has sole voting and investment power with regard to 156,909 of our common units, shared voting power with regard to 9,021,669 of our common units, and shared investment power with regard to 9,949,201 of our common units.

(d)

According to Amendment No. 3 to a Schedule 13G/A filed with the SEC on February 1, 2016, Goldman Sachs Asset Management (Goldman Sachs Asset Management, L.P., together with GS Investment Strategies, LLC), has shared voting and investment power with regard to 6,876,817 of our common units.

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(e)

According to Amendment No. 3 to a Schedule 13G/A filed with the SEC on February 3, 2016, ALPS Advisors, Inc. has shared voting and investment power with regard to 4,694,381 of our common units, and Alerian MLP ETF has shares voting and investment power with regard to 4,658,370 of our common units.

(f)	According to Amendment No. 2 to a Schedule 13G/A filed with the SEC on February 5, 2016, OppenheimerFunds, Inc. has shared voting and investment power with regard to 4,662,164 of our common units.

Equity Compensation Plan Information

The following table summarizes, as of December 31, 2015, certain information regarding Tesoro Logistics GP, LLC’s equity compensation plans. This table does not include 1,633,411 units authorized under the Amended and Restated QEP Midstream, LP Long-Term Incentive Plan, that were available for issuance as of December 31, 2015; such plan was terminated as of July 20, 2016 and the units are no longer available for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants And Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (c)
Equity Compensation plans approved by security holders	—		—
Equity compensation plans not approved by security holders (d)	365,546		212,310

Total	365,546		212,310

(a)

The amounts in column (a) of this table reflect only phantom units that have been granted under the Tesoro Logistics LP 2011 Long-Term Incentive Plan (the “LTIP”). No unit options have been granted. Each phantom unit shown in the table represents a right to receive (upon vesting and payout) a specified number of our common units. Vesting and payout may be conditioned upon achievement of pre-determined performance objectives (typically total unitholder return over a defined period) or conditioned only upon continued service with us and our affiliates. For illustrative purposes, the maximum payment (i.e., a 200% ratio) provided by the provisions of the award agreements has been assumed for vesting and payout of performance-related grants. Payment at target levels (i.e., a 100% ratio) would result in 202,747 units to be issued and 375,109 units remaining available for future issuance.

(b)	No value is shown in column (b) of the table, since the phantom units do not have an exercise, or strike, price.
(c)	For illustrative purposes, a maximum payment (i.e., a 200% ratio) has been assumed for vesting and payout of outstanding performance-related grants.
(d)

The LTIP was adopted by the Tesoro Logistics GP, LLC Board of Directors in connection with the closing of our initial public offering in April 2011 and provides for awards of options, restricted units, phantom units, distribution equivalent rights, substitute awards, unit appreciation rights and unit awards to be available for employees, consultants and directors of the general partner and any of their affiliates who perform services for Tesoro Logistics LP.

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Director & Executive Compensation

Compensation of Our Directors

The officers or employees of either our general partner or Tesoro who also serve as directors of our general partner do not receive additional compensation for their service as a director of our general partner. Directors of our general partner who are not officers or employees of either our general partner or Tesoro receive compensation as “non-employee directors.”

Our general partner has adopted a director compensation program under which our general partner’s non-employee directors are compensated for their service as directors. Each non-employee director receives a compensation package consisting of the annual retainer described below, an additional retainer for service as the chair of a standing committee of $15,000 and meeting attendance fees of $1,500 per meeting (for attendance in person or by telephone). During 2015, the annual retainer was $136,000 for Messrs. Bromark, Lamanna, and O’Connor, payable $58,000 in cash and $78,000 in an award of service phantom units. For Messrs. Goldman and Wiley, the annual retainer was $83,000 payable in cash. In addition to the compensation described above, we reimburse our non-employee directors for travel and lodging expenses that they incur in connection with attending meetings of the board of directors or its committees.

Service phantom units granted to non-employee directors under the annual compensation package, or upon first election to the board of directors, in either case, under our long-term incentive plan, vest one year from the date of grant. Cash distribution equivalent rights accrue with respect to such equity-based awards and are distributed at the time such awards vest. If the non-employee director’s termination from the board is due to death or disability, the director’s service phantom units will automatically vest along with any accrued cash distribution equivalent rights. If termination is due to any other reason, the non-employee director will receive a pro-rated award for the number of full months served as a non-employee director during the vesting period along with any accrued cash distribution equivalent rights. The pro-rated award will vest one year from the date of grant. The number of units granted is determined by dividing the equity portion of the annual retainer by the average closing price of our common units on the NYSE over a ten business-day period ending on the third business day prior to the grant date and rounding any resulting fractional units to the nearest whole unit. Service phantom units are granted annually to directors in conjunction with the Board’s approval of our Annual Report on Form 10-K, and any new non-employee director receives a pro-rata award of service phantom units when commencing his or her services as a board member. Messrs. Bromark, Lamanna and O’Connor each received 1,371 phantom units in conjunction with the Board’s approval of our Annual Report on Form 10-K in February 2015.

2015 Director Compensation Table

The table below describes the compensation paid to each of our non-employee directors for 2015. Information regarding compensation paid to our management directors is included below in the Compensation Discussion and Analysis and the Summary Compensation Table.

Name	Fees Earned or Paid in Cash (a)	Fair Value of Service Phantom Unit Awards (b) (c)	All Other Compensation	Total
Raymond J. Bromark	$97,000	$76,749	$—	$173,749
James H. Lamanna	85,000	76,749	—	161,749
Thomas C. O’Connor	97,000	76,749	—	173,749
Robert W. Goldman (d)	61,561	—	—	61,561
Michael E. Wiley (d)	61,561	—	—	61,561

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(a)

The amounts shown in this column include the portion of the annual retainer earned in 2015, any individual retainers for serving as the chair of a committee and the Board and committee meeting fees paid in 2015.

(b)

The amounts shown in this column represent the aggregate grant date fair value of the directors’ portion of the annual retainer paid in service phantom units computed in accordance with accounting principles generally accepted in the United States of America.

(c)

The table below reflects the total service phantom units outstanding as of the end of the 2015 fiscal year for each non-employee director. No options or other equity-based awards have been granted to the non-employee directors.

Name	Service Phantom Units Outstanding
Raymond J. Bromark	1,371
James H. Lamanna	1,371
Thomas C. O’Connor	1,371
Robert W. Goldman	—
Michael E. Wiley	—

(d)	Messrs. Goldman and Wiley were elected to the Board effective April 17, 2015.

Compensation Discussion and Analysis

We do not directly employ any of the persons responsible for managing our business. All of our general partner’s executive officers and other personnel necessary for our business to function are employed and compensated by our general partner or Tesoro, in each case subject to the terms of the Third Amended and Restated Omnibus Agreement (the “Amended Omnibus Agreement”) described below.

Named Executive Officers

This Compensation Discussion and Analysis (“CD&A”) discusses the principles underlying our general partner’s executive compensation programs and the key executive compensation decisions that were made for 2015. It also explains the most important factors relevant to those decisions. This CD&A provides context and background for the compensation earned by and awarded to our named executive officers (“NEOs”), as reflected in the compensation tables that follow the CD&A. Our NEOs for 2015 were as follows:

•	Gregory J. Goff, Chief Executive Officer and Chairman of the Board;
•	Steven M. Sterin, Vice President, Chief Financial Officer and Director;
•	Phillip M. Anderson, President and Director;
•	Don J. Sorensen, Vice President, Operations;
•	Keith M. Casey, former Vice President, Operations; and
•	Charles S. Parrish, former Vice President and General Counsel.

Overview - Compensation Decisions and Allocation of Compensation Expenses

Messrs. Goff, Sterin, Casey and Parrish are also named executive officers of Tesoro. Therefore, responsibility and authority for compensation-related decisions is determined as follows:

•

Mr. Anderson – Although he serves as a member of Tesoro’s executive committee, Mr. Anderson’s only officer role within Tesoro is as the President of our general partner and its subsidiaries. He is also employed by our general partner. Decisions related to his compensation reside with the board of directors of our general partner but are based in large part on the recommendation of the compensation committee of the board of directors of Tesoro. Because several of the directors of

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our general partner are also officers of our general partner or Tesoro, the board of directors of our general partner has delegated these compensation decisions to the Chairman of the Board and the independent directors.

•

Mr. Sorensen – Mr. Sorensen is employed by our general partner and serves as an officer of our general partner and its subsidiaries. He also serves a broader role as Senior Vice President, Logistics of Tesoro Companies, Inc. Tesoro Refining & Marketing Company LLC and several other subsidiaries of Tesoro. Because of this role as a Senior Vice President of Tesoro companies, decisions related to Mr. Sorensen’s compensation reside with the compensation committee of Tesoro. However, because he also serves as an executive officer of our general partner and our general partner pays a significant portion of Mr. Sorensen’s compensation, decisions related to his compensation must be approved by the board of directors of our general partner (based in large part on the recommendation of the compensation committee of the board of directors of Tesoro). Again, these compensation decisions are delegated to the Chairman of the Board and the independent directors.

•

Messrs. Goff, Sterin, Casey (for a portion of 2015) and Parrish – Decisions related to compensation of executive officers (or persons who served for a portion of the year as executive officers) of our general partner that are employed by Tesoro reside with the compensation committee of the board of directors of Tesoro. Any determination with respect to awards made under the Tesoro Logistics LP 2011 Long-Term Incentive Plan (the “LTIP”) to executive officers and other employees of Tesoro are delegated to the Chairman of the Board and the independent directors of our general partner; however, such awards may only be made following the recommendation of the compensation committee of the board of directors of Tesoro. Any other compensation decisions for these individuals are not subject to any approvals by the board of directors of our general partner or any committees thereof.

Messrs. Goff, Sterin, Casey and Parrish generally devote less than a majority of their total business time to our general partner and us. Mr. Anderson is the only NEO whose time and compensation (other than certain long-term incentive grants made directly from Tesoro Corporation) is each allocated 100% to our general partner. During 2015, Mr. Sorensen’s time and compensation (other than certain long-term incentive grants made directly from Tesoro Corporation) was allocated approximately 90% to our general partner and 10% to Tesoro and its other affiliates.

Under the terms of the Amended Omnibus Agreement, we currently pay an annual administrative fee to Tesoro of $10 million for the provision of general and administrative services for our benefit. Additionally, we reimbursed Tesoro and its subsidiaries, including our general partner, for expenses incurred on our behalf, including 100% of Mr. Anderson’s compensation expenses and 90% of Mr. Sorensen’s compensation expenses (in each case, other than certain long-term incentive grants made directly from Tesoro), which is allocated to us pursuant to Tesoro’s allocation methodology. The general and administrative services covered by the annual administrative fee of the Amended Omnibus Agreement include, without limitation, information technology services; legal services; health, safety and environmental services; human resources services; executive management services of Tesoro employees who devote less than 50% of their business time to the business and affairs of TLLP; financial and administrative services (including treasury and accounting); and insurance coverage under Tesoro insurance policies. None of the services covered by the administrative fee are assigned any particular value individually. Although certain NEOs provide services to both Tesoro and TLLP, no portion of the administrative fee is specifically allocated to services provided by the NEOs to TLLP; rather, the administrative fee covers services provided to TLLP by Tesoro and, except as described above with respect to Messrs. Anderson and Sorensen, there is no reimbursement by TLLP for the cost of such services. Tesoro has the ultimate decision-making authority with respect to the total compensation of Messrs. Goff, Sterin, and Parrish and (during his service as an officer of our general partner, Mr. Casey).

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In addition to the matters discussed above, each of the NEOs was compensated by TLLP for the services they performed for TLLP through awards of equity-based compensation granted pursuant to the LTIP. None of the cash compensation paid, or other benefits made available to Messrs. Goff, Sterin, Casey or Parrish, was allocated to the services they provided to TLLP and therefore, only the LTIP awards granted to them are disclosed herein. Information with respect to other compensation decisions for Messrs. Goff, Sterin, Casey and Parrish can be found in Tesoro’s annual proxy statement.

Compensation Philosophy

Compensation of our NEOs who are employed by our general partner is structured in a manner similar to how Tesoro compensates its executive officers. The following discussion reflects such executive compensation philosophy and pay practices as they relate to how officers who are employed by our general partner are compensated. The elements of compensation discussed below, and any decisions with respect to future changes to the levels of such compensation, are subject to the discretion of the compensation committee of Tesoro’s board of directors, or, with respect to executive officers employed by our general partner, our general partner’s Chairman of the Board and independent directors. References to our compensation philosophy, program and the like, refer to the compensation philosophy of our general partner or Tesoro, as applicable.

Our compensation philosophy is to offer competitive compensation and benefit programs that will attract and retain the talented executives and employees who are critical to executing TLLP’s strategic priorities and exemplifying our core values.

Our executive compensation programs are comprised of a mix of fixed and variable cash and equity-based pay with a significant portion of actual total compensation dependent on meeting financial and operational objectives.

Our executive compensation programs are designed around the following concepts:

•	rewarding leaders for delivery of outstanding business results and driving a performance-oriented culture;

•	promoting and sustaining exceptional performance over time to generate long-term growth in unitholder value; and

•	leading in accordance with our guiding principles, which are core values, exceptional people, shared purpose, powerful collaboration and superior execution.

Our approach allows us to reward our executives for delivering value to unitholders while reducing or eliminating overall compensation levels if we do not achieve our goals or consistently underperform our peers.

Compensation Consultants

Our general partner does not have a compensation committee, and its Board of Directors has not hired its own compensation consultant. BDO USA, LLP was engaged to provide compensation consulting services and market data to the compensation department and executive management of Tesoro and our general partner, which may have been used by the Board to make compensation decisions.

Comparative Analysis

In October 2014, a market study was presented to the Chairman of the Board and independent directors of our general partner in contemplation of compensation decisions with respect to 2015. A similar market study was presented to the Chairman of the Board and independent directors of our general partner in October 2015 in

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contemplation of compensation decisions with respect to 2016. The compensation peer group used for general pay comparison purposes was initially developed near the time of our April 2011 initial public offering. However, a number of acquisitions, consolidations and spin-offs occurred among peer companies, resulting in the addition of Atlas Pipeline Partners L.P. to the compensation peer group and the remove of Shell Midstream Partners, L.P. from the compensation peer group in October 2014.

The resulting members of our compensation peer group used for 2015 compensation decisions are shown below. The group includes 17 master limited partnerships with a median market capitalization (as of October 2013) of approximately $4.06 billion and ranging from approximately $0.96 billion to approximately $17.51 billion. Our market capitalization as of such date was approximately $3.94 billion. Because the number of master limited partnerships in the energy industry is relatively small, only a portion of the peer companies are involved in the liquid petroleum products business and only a portion of them are sponsored master limited partnerships (as opposed to stand-alone MLPs) with a parent company like Tesoro. Peer data is supplemented with total compensation information extracted from a general industry survey. The members of our general partner’s compensation peer group for fiscal 2015 are included in the table below. For purposes of the performance phantom units granted in February 2015, we used a separate performance peer group, as discussed in more detail below under the heading “Long-Term Incentives.”

• Atlas Pipeline Partners L.P.	• Phillips 66 Partners, L.P.
• Buckeye Partners, L.P.	• Spectra Energy Partners, LP
• DCP Midstream Partners, LP	• Summit Midstream Partners, L.P.
• EnLink Midstream Partners LP	• Sunoco Logistics Partners L.P.
• Genesis Energy, L.P.	• Targa Resources Partners LP
• Holly Energy Partners, L.P.	• Valero Energy Partners, L.P.
• MarkWest Energy Partners, L.P.	• Western Gas Partners, LP
• MPLX, L.P.	• Western Refining, Logistics, L.P.
• NuStar Energy L.P.

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Elements of Executive Compensation

This section highlights how and why we believe our executive compensation programs are designed to create a pay for performance culture. Our executive compensation programs are comprised of a mix of fixed and variable cash and equity-based pay with a significant portion of actual total compensation dependent on meeting financial and operational objectives. Our executive officers receive their maximum reward opportunity only if we perform exceptionally well, and our unitholders benefit from that performance.

Compensation Element	Objective	Key Features	Performance-Based / At Risk?
Base Salary	Reflects executive responsibilities, job characteristics, seniority, experience and skill set; designed to be competitive with those of comparable companies with which we compete for talent	Reviewed annually and subject to adjustment based on market factors, individual performance, experience and leadership	NO
Annual Cash Incentive	Rewards executives’ contributions to the achievement of predetermined Tesoro, business unit and individual goals	Establishes performance measures to best align performance relative to meeting financial and safety goals ultimately driving unitholder value	YES - Pays out only based on achievement of established measurable goals; does not pay out if established threshold goals are not achieved
Performance Phantom Units (Long-Term Equity Awards)	Correlates executives’ pay with increases in unitholder value over a three-year period	In periods of low relative unitholder return, executives realize little or no value. In periods of high relative unitholder return, executives may realize substantial value	YES - Pays out only based on increased relative unitholder value; may not vest depending upon unitholder return

We review each executive’s total compensation for alignment with our compensation peer group and our compensation philosophy. However, we do not determine the appropriate level for each component of total compensation based exclusively on comparative analysis against our compensation peer group. We consider other factors, which may include internal pay equity and consistency and the executive’s job responsibilities, management experience, individual contributions, number of years in his or her position and recent compensation adjustments, as well as other relevant considerations (with no particular weighting assigned to any of these factors).

Our emphasis on variable or at risk components of incentive pay results in actual compensation ranging above or below targeted amounts based on the achievement of the objectives established in our annual and long-term incentive plans and changes in the value of our units. While we assess each compensation component separately, the aggregate total direct compensation is considered in the context of the overall pay determination. Our strategy also includes ongoing evaluation and adaptation, as necessary, of our compensation programs to ensure continued alignment between company performance and pay.

Base Salaries. Base salaries for our NEOs who are employed by the general partner are structured in accordance with Tesoro’s overall compensation program and pay practices and reviewed by our general partner’s Chairman of the Board and independent directors each year. As part of the Chairman and independent directors’ annual review of compensation in February 2015, Mr. Anderson’s salary was increased from $350,000 to $363,000 to reflect the additional experience that Mr. Anderson had developed in his current

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role and to bring his base salary to a more competitive level based on the market study data. Mr. Sorensen’s salary was set at $380,000 in January 2015 in connection with his appointment to his current position.

Annual Performance Incentives. Tesoro and our general partner believe that annual cash based incentives promote management’s efforts to drive the achievement of annual performance goals and objectives, which in turn help create additional unitholder value. In February 2015, the compensation committee of Tesoro’s board of directors approved the terms of the 2015 Incentive Compensation Program (the “ICP” or the “Program”) for Tesoro’s named executive officers and other employees. Due to the relationship between us, our general partner and Tesoro, each of Messrs. Anderson and Sorensen was eligible to participate in Tesoro’s ICP. However, their continued participation and level of participation in such programs is subject to the approval of the Chairman of the Board and independent directors of our general partner.

Tesoro’s ICP structure uses a mix of objectives designed to focus management on key areas of performance. The design of Tesoro’s ICP allows for cascading corporate goals down the Tesoro organization from corporate through business units (such as TLLP) to individuals (such as Messrs. Anderson and Sorensen). Tesoro’s ICP provides all employees under the program with the same upward and downward bonus opportunity (0% below threshold; 50% at threshold; 100% at target; 200% at maximum). The calculation of total 2015 ICP bonus payout to an employee is determined as follows, with each element described below the calculation:

Total ICP Bonus Payout	=	[	Bonus Eligible Earnings	x	Target Bonus %	x	% Overall Performance Achieved*	]	+/-	Individual Performance Adjustment

* Weighted average blended rate composed of corporate performance rate and business unit rate, as explained in further detail on the next two pages.

Bonus Eligible Earnings is based on salary earned during the 2015 calendar year.

Target Bonus Opportunities (%) for Messrs. Anderson and Sorensen were set as a percentage of salary consistent with similar positions within Tesoro’s organization as follows: Mr. Anderson – 70%, and Mr. Sorensen – 60%. These amounts reflect an increase from 2014 in the target bonus amount for Mr. Anderson (65% in 2014) to maintain relative market competitiveness.

Performance Objectives for Determining Overall Performance Achieved (%)

Tesoro’s ICP structure uses a mix of objectives designed to focus management on key areas of performance. 2015 ICP payouts were determined by performance against pre-established performance levels for two equally weighted components (Tesoro’s corporate performance and the executive’s business unit performance). Tesoro’s performance results and results of the individual business units may be adjusted to take into account unplanned or unanticipated business decisions or events that are outside of management’s control, unusual or non-recurring items, and other factors, as approved by Tesoro’s compensation committee, to determine the total amount, if any, available under the 2015 ICP.

Component 1 - Tesoro’s Corporate Performance

The first component of the ICP was Tesoro’s corporate performance, including the earnings before interest, taxes, depreciation and amortization (“EBITDA”), cost management, business improvement, and safety and environmental measures described below (ranked in order of weighting).

•	EBITDA was the most heavily weighted metric and is measured on a margin neutral basis, rather than a reported basis, by excluding fluctuations in commodity prices (and thereby fluctuations in

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margins) over which management has little influence. Similarly, adjustments were made for the 2015 ICP to exclude the impact of inventory valuation adjustments related to changes in commodity prices. Targets for this component are based on Tesoro’s annual business plan.

•

Controllable cost management and Business Improvement are tied as the second most heavily weighted metric of the Tesoro corporate component. Controllable cost management targets are based on Tesoro’s business plan. This metric is measured as total cash costs excluding annual incentive compensation program, stock-based compensation expense, non-controllable expenses for post-retirement employee benefits (pension, medical, life insurance) and insurance (property, casualty and liability), spill prevention costs and environmental accruals and benefits. It includes allocations of refining maintenance and labor to capital projects. Refining energy variable costs and internally produced fuel consumption are market adjusted to budget-assumed prices.

•	Business Improvement includes capital improvement initiatives (“CII”), margin improvement initiatives, synergies related to asset acquisitions and similar projects and initiatives.

•

Personal safety, process safety and environmental safety are critical to Tesoro’s success and reflect its ability to operate its assets in a safe and reliable manner. Because Tesoro believes in continuous improvement, each of the safety metrics is measured by improvement compared to the average incident rate for the prior three year period.

Corporate Goals	Weighting	% Achieved
Margin-neutral EBITDA of $2.274 billion	50%	99%
Management of costs to no more than $3.386 billion	17.5	200
Business Improvements (including CII, synergy and other projects and initiatives) of $275 million	17.5	200
Personal Safety improvement of 15% (measured by improvement in # of incidents over the prior three-year average)	5	200
Process Safety Management improvement of 15% (measured by improvement in # of incidents over prior three-year average)	5	200
Environmental improvement of 15% (measured by improvement in # of incidents over prior three-year average)	5	200

Overall Tesoro Corporate Performance Achieved		150%

Calculation and Adjustment of Tesoro Corporate Performance

Tesoro’s compensation committee has the discretion to adjust the components for “special items”. For calculating the 2015 results shown above, Tesoro’s compensation committee excluded the impact of a $359 million non-cash lower-of-cost-or-market inventory adjustment that was recognized for Tesoro’s 2015 financial statements due to significant declines in late 2015 in the prices for crude oil and refined products compared to historical amounts. For the calculation of environmental incidents, they adjusted performance targets to take into account a change in the method of reporting environmental emissions at one of Tesoro’s refineries. Tesoro’s compensation committee also took into account both positive and negative special factors, including Tesoro’s record results and the impact of our acquisition of the Rockies natural gas business in December 2014. They determined that adjusting margin neutral EBITDA to $2.251 billion, which together with results on the other criteria would result in a payout of 150% on the corporate component of the 2015 ICP, was appropriate.

The corporate performance component of the ICP also determines the overall funding of the program for all of Tesoro’s employees (including employees of our general partner). While individual business unit results vary, the total payout for all Tesoro business units is equal to the 150% funded value reflecting Tesoro corporate performance.

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Component 2 – Business Unit Results

The second ICP component was more specifically tailored to the performance of the individual’s business unit. Tesoro’s business unit goals are directly aligned with corporate objectives and are measured using common criteria to promote consistency throughout the Tesoro organization. Business unit criteria include safety and environmental, cost management, improvements in EBITDA and business improvement and value creation initiatives. Like the overall structure of the ICP, the business unit targets were set at stretch levels that were challenging, and would generate significant value for our unitholders. For Mr. Anderson, this component was tied to the performance of TLLP. For Mr. Sorensen, his business unit results were tied to the performance of Tesoro logistical assets (including TLLP, as well as logistical assets for which TLLP may have a right of first offer or which Tesoro has indicated it may offer to TLLP for purchase in the future). The TLLP 2015 performance metrics and results applicable to the ICP are summarized below. Business unit targets for the performance of Tesoro’s other logistical assets (which are applicable to a portion of Mr. Sorensen’s ICP) are not disclosed because such disclosure would cause competitive harm to Tesoro and the Partnership.

TLLP Goals	Weighting	Result / Performance
EBITDA of $654 million for 2015 base business	15%	$660 million (slightly above target)
Various Business Improvement Objectives (including improvement in base business EBITDA, improvement in crude oil gathering EBITDA, execution on organic growth plans for the terminalling and transportation segment and development of organic growth plans for the Rockies natural gas business)	60%	$192 million (slightly below target)
OSHA combined recordable rate of 0	10%	0 recordable injuries (at target)
Management of costs to no more than $6.5 million	15%	$5.9 million (significantly better than target)

Overall TLLP Performance Achieved		135%

Individual Performance Adjustments

The Chairman of the Board and independent directors of our general partner have the discretion to adjust the awards to Messrs. Anderson and Sorensen based on their assessment of the individual executive’s performance relative to successful achievement of goals, business plan execution, and other leadership attributes. Adjustments are applied as a percentage of an individual target bonus opportunity. In recognition of Mr. Anderson’s role in successfully leading TLLP’s EBITDA growth through third party business and strategic acquisitions during 2015, the Chairman and independent directors of our general partner recommended a 10% upward adjustment to Mr. Anderson’s ICP award.

Overall Performance and Payouts

The table below provides the specific bonus targets, level of achievement (including the adjustments described above), individual performance adjustment and annual bonus payment for Messrs. Anderson and Sorensen:

Name	Bonus Eligible Earnings	Target Bonus	Overall Performance Achieved	Calculated Bonus Payout	Individual Performance Adjustments (Increase/ Decrease)	Total Bonus Payout
Phillip M. Anderson	$363,000	70%	135%	$354,339	$26,247	$380,586
Don J. Sorensen	380,000	60%	150%	354,161	—	354,161

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Grant of Long-Term Incentives. We believe that our senior leaders, including our NEOs, should have an ongoing stake in our success and their interests should be aligned with those of our unitholders. Accordingly, we believe that these leaders should have a considerable portion of their total compensation provided in the form of equity-based incentives.

Our general partner has adopted the LTIP primarily for the benefit of eligible officers, employees and directors of our general partner and its affiliates, including Tesoro, who perform services for us. Awards are generally made on an annual basis to reward service or performance by our general partner’s outside directors, as well as the executive officers and key employees of our general partner and its affiliates. However, awards under the LTIP for individuals that are employed by Tesoro must first be recommended by the compensation committee of the board of directors of Tesoro.

Following a recommendation made by the compensation committee of the board of directors of Tesoro, in February 2015, the Chairman and independent directors of our general partner granted awards under the LTIP to our NEOs. Each of our NEOs received a grant of performance phantom units that will vest based on the achievement of relative total unitholder return over a performance period from January 1, 2015 through December 31, 2017, as compared to a performance peer group of companies. The peer companies currently include Boardwalk Pipeline Partners, LP; Buckeye Partners, L.P.; DCP Midstream Partners LP; Enbridge Energy Partners, L.P.; EnLink Midstream Partners, LP; EQT Midstream Partners LP; Genesis Energy LP; Holly Energy Partners L.P; Magellan Midstream Partners LP; MarkWest Energy Partners, L.P.; NuStar Energy L.P.; Sunoco Logistics Partners L.P.; Targa Resources Partners LP; ONEOK Partners, L.P.; and Western Gas Partners LP. These companies were selected based on our view that key stakeholders compare our business results and relative performance with these companies. The payout will range from none of the units vesting to vesting of 200% of the units as shown below.

Relative Total Unitholder Return	Payout as a % of Target
90th percentile and above	200%
75th percentile	150%
50th percentile	100%
30th percentile	50%
Below 30th percentile	—

The number of units granted was based on Tesoro’s compensation structure in which executive officers and key employees receive a target value of long-term incentive awards. For Messrs. Anderson and Sorensen, this value was awarded 50% in our performance phantom units and 50% in Tesoro performance equity awards. The compensation expense for the Tesoro performance equity awards granted to Messrs. Anderson and Sorensen is not allocated to us. For Messrs. Goff, Sterin, Casey and Parrish, 25% of their 2015 long-term incentive value was recommended by the Tesoro compensation committee and awarded by the Board of our general partner. The Tesoro compensation committee and our general partner believe that these allocations are appropriate given each executive’s responsibilities. The performance phantom units granted to our NEOs in 2015 received tandem distribution equivalent rights to receive an amount equal to all or a portion of the cash distributions made on units during the period such phantom units remain outstanding.

Payout of Long-Term Incentives. The performance phantom units granted to executives in February 2013 represented the right to receive common units at the end of the January 1, 2013 through December 31, 2015 performance period depending upon TLLP’s achievement of relative total unitholder return against a defined performance peer group. TLLP’s total uniholder return of 7.66% ranked in the 64th percentile, which resulted in a payout of 127.27% of the target amount in January 2016. These payouts are reported in “Executive Compensation - Compensation Tables and Narratives - Option Exercises and Stock Vested in 2015.”

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Executive Benefits. In order to promote consistency with Tesoro’s overall competitive practices and our compensation philosophy and to adopt a best practice compensation design, our executive officers are generally not entitled to any perquisites. However, in order to remain competitive and attract quality executives, we continue to allow executives to participate in our relocation program, which is generally available to all management. Our executive officers do not receive a tax gross-up associated with any relocation benefits. This program also includes a recoupment provision in the event employment is terminated within a one-year period.

We provide health and welfare benefits to employees, including the NEOs. Tesoro also maintains non-contributory qualified and non-qualified retirement plans that cover officers and other eligible employees of Tesoro. Our NEOs and other eligible employees of our general partner, as well as employees of Tesoro who provide services to us, are eligible to participate in Tesoro’s retirement plans in accordance with their terms.

Management Stability Agreements and Other Severance Benefits. Tesoro has management stability agreements with Messrs. Anderson and Sorensen in order to ensure continued stability, continuity and productivity among members of its management team. These management stability agreements contain change-in-control provisions, as described in more detail below, which Tesoro provides to help it to attract and retain talented individuals for these important positions. In addition, each of these named executive officers participates in the severance policy maintained for Tesoro’s employees, as described in more detail below. We will be required to reimburse Tesoro for any amounts provided to Messrs. Anderson and Sorensen under their management stability agreements in proportion to the percentage of their total compensation allocated to us.

In the event of a change-in-control of Tesoro Corporation and Messrs. Anderson’s or Sorensen’s termination of employment without cause or with good reason, as defined in their management stability agreements, Messrs. Anderson or Sorensen, as the case may be, will receive a cash payment equal to two times the sum of his base salary (as then in effect) plus target annual bonus, as well as, a pro-rated bonus for the year of termination if termination occurs during the fourth quarter of a calendar year. They will also receive continued coverage and benefits comparable to Tesoro’s group health and welfare benefits for a period of two years following termination. In addition, they will receive two years of additional service credit under the current non-qualified supplemental pension plan applicable to them at the date of termination.

In addition to the terms set forth in their management stability agreements, Messrs. Anderson and Sorensen are eligible to receive severance benefits in the event of certain involuntary terminations of employment in accordance with Tesoro’s employee severance policy, which is calculated based on the employee years of service and base salary but limited to one year of base pay.

Additional Compensation Components. In the future, as Tesoro and our general partner formulate and implement the compensation programs for our named executive officers, Tesoro and our general partner may provide different and/or additional compensation components, benefits and/or perquisites to our named executive officers, to ensure that they are provided with a balanced, comprehensive and competitive compensation structure. Tesoro and our general partner believe that it is important to maintain flexibility to adapt compensation structures at this time to properly attract, motivate and retain the top executive talent for which Tesoro and our general partner compete.

Equity Grant/Trading Policies. Our general partner has not formally adopted an equity award governance policy, but generally follows the policy adopted by Tesoro’s compensation committee under which all long-term equity incentives are granted. The policy prohibits the issuance of unit options or unit appreciation awards at a price less than the closing sale price of our common units on the date of grant. Tesoro generally grants equity awards in late January or early February of each year. Tesoro and our general partner have chosen this time because it is a time each calendar year at which our results of operations from the previous year are available to the compensation committee of Tesoro and the Chairman and independent directors of our general partner’s Board. Tesoro and our general partner do not purposely accelerate or delay the public release of material

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information or otherwise time equity grants in coordination with the public release of material information, in consideration of a pending equity grant in order to allow the grantee to benefit from a more favorable stock price.

We also maintain a policy on trading in company securities which prohibits, among other things, any employees and directors from entering into transactions when in possession of material non-public information or from participating in short-term trading or hedging activities involving our securities. The policy requires directors, senior executives and informational insiders to follow preclearance procedures for all transactions involving our securities. It also prohibits them from trading in derivative securities (other than equity-settled awards granted under our plans) or holding our securities in a margin account or otherwise pledging them as collateral for a loan.

Clawback Policy. In January 2012, the Board of our general partner adopted a compensation recoupment, or clawback, policy that provides that in the event of a material restatement of TLLP’s financial results due to misconduct, our general partner’s independent directors will review all annual incentive payments and long-term incentive compensation awards that were made to any individual then serving as a vice president or above of our general partner or as a company controller or other officer of our general partner with substantial responsibility for accounting matters (including the vice presidents and above, each an “officer”) on the basis of having met or exceeded specific performance targets in grants or awards made after January 19, 2012, which occur during the 24-month period prior to restatement. If such compensation would have been lower had it been calculated based on such restated results, the independent directors will, to the extent permitted by governing law, seek to recoup for our benefit such compensation to any of the officers described above whose misconduct caused or significantly contributed to the material restatement, as determined by the independent directors. Notwithstanding the foregoing, with respect to any officer who serves as an executive officer of Tesoro Corporation, thereby requiring that such officer’s awards under the LTIP be granted only following a recommendation made by the board of directors or compensation committee of Tesoro, the independent directors will only seek such recoupment of benefits after consultation with the board of directors or compensation committee of Tesoro.

Compensation Committee Report

The Chairman of the Board and independent directors of our general partner (the “Committee”) have reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A.

The undersigned members of the Committee have submitted this Report to the Board of Directors as of February 25, 2016.

Gregory J. Goff

Raymond J. Bromark

James H. Lamanna

Thomas C. O’Connor

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Executive Compensation – Compensation Tables and Narrative

2015 Summary Compensation Table

The following table sets forth information regarding the compensation of our NEOs.

Name and Principal Position	Year	Salary (a)	Unit Awards (b)	Non-Equity Incentive Plan Compensation (c)	Change in Pension Value and Non- qualified Compensation Earnings (d)	All Other Compensation (e)	Total
Gregory J. Goff Chairman and Chief Executive Officer	2015	$ (f)	$2,345,798	$ (f)	$ (f)	$ (f)	$2,345,798
	2014	(f)	1,917,842	(f)	(f)	(f)	1,917,842
	2013	(f)	1,665,300	(f)	(f)	(f)	1,665,300
Phillip M. Anderson President	2015	361,700	211,123	380,586	196,615	26,247	1,176,271
	2014	349,102	213,154	462,103	361,397	19,074	1,404,830
	2013	327,408	213,500	199,914	106,760	13,066	860,648
Don J. Sorensen Vice President, Operations	2015	342,000	234,633	318,745	153,939	281,277	1,330,594
Steven M. Sterin Vice President and Chief Financial Officer	2015	(f)	410,558	(f)	(f)	(f)	410,558
	2014	(f)	—	(f)	(f)	(f)	—

Keith M. Casey Former Vice President, Operations	2015	(f)	410,558	(f)	(f)	(f)	410,558
Charles S. Parrish Former Vice President and General Counsel	2015	(f)	281,520	(f)	(f)	(f)	281,520
	2014	(f)	213,154	(f)	(f)	(f)	213,154
	2013	(f)	213,500	(f)	(f)	(f)	213,500

(a)

The amounts shown in this column reflect the base salary expense that was allocated to us by Tesoro. For Mr. Anderson, this includes 100% of his base salary expense from the date of our initial public offering in April 2011 through December 31, 2015. For Mr. Sorensen, this includes 90% of his base salary expense from January 1, 2015 through December 31, 2015.

(b)

The amounts shown in this column for 2015 reflect the aggregate grant date fair value of performance phantom units granted during the fiscal year, calculated in accordance with U.S. Generally Accepted Accounting Principles. The aggregate grant date fair value of such performance phantom units at the highest level of performance, resulting in 200% payout, would be as follows: Mr. Goff - $4,691,597; Mr. Anderson - $422,246; Mr. Sorensen - $469,267; Mr. Sterin - $821,116; Mr. Casey - $821,116; and Mr. Parrish - $563,040. For Messrs. Goff, Sterin, Casey and Parrish, this amount represents 25% of their 2015 long-term incentive values as recommended by the Tesoro compensation committee and awarded by the Board of our general partner. For Messrs. Goff and Parrish, this amount was increased from 20% of their total long-term incentive compensation in 2014 and 2013. This column does not include grants of performance share awards or market stock units to the executive officers by Tesoro, which are not allocated to us.

(c)

The amounts shown in this column reflect the compensation expense allocated to us by Tesoro with respect to awards under Tesoro’s ICP. The Partnership’s portion of such expense is 100% for Mr. Anderson. For 2015, the Partnership’s portion of such expense is 90% for Mr. Sorensen.

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(d)

The amount shown in this column reflects the change in pension value during the fiscal year. The amount shown in the column for Mr. Anderson is 100%. The amount shown in the column for Mr. Sorensen in 2015 is 90%.

(e)	The amounts shown in this column for 2015 are 100% for Mr. Anderson and 90% for Mr. Sorensen and reflect the following:
(1)

Tesoro Thrift Plan Contributions: Tesoro provides matching contributions dollar-for-dollar up to 6% of eligible earnings for all employees who participate in the Tesoro Thrift Plan. The matching contributions for 2015 were $11,249 for Mr. Anderson and $14,310 for Sorensen. In addition, Tesoro provides a profit-sharing contribution to the Thrift Plan. This discretionary contribution, calculated as a percentage of employee’s base pay based on a pre-determined target for the calendar year, can range from 0% to 4% based on actual performance. The profit-sharing contributions for 2015 were $14,998 for Mr. Anderson and $14,166 for Mr. Sorensen.

(2)

Tesoro Executive Deferred Compensation Contributions: Tesoro will match the participant’s base salary contributions dollar-for-dollar up to 4% eligible earnings above the IRS salary limitation (i.e., $265,000 for 2015). The matching contribution for 2015 was $17,363 for Mr. Sorensen.

(3)	Tesoro Relocation Benefits: Tesoro provided benefits in 2015 under its relocation program for Mr. Sorensen in connection with his promotion in the amount of $235,438.
(f)

As noted above, no compensation has been reported for Messrs. Goff, Sterin, Casey and Parrish because, other than grants of performance phantom units, none of their compensation is allocated to us. The $10 million annual administrative fee under the Amended Omnibus Agreement covers a variety of services provided to TLLP by Tesoro and no portion is specifically allocated to services provided by these individuals to TLLP.

Grants of Plan-Based Awards in 2015

The following table sets forth information regarding the grants of annual cash incentive compensation and phantom units to our NEOs.

	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Unit Awards: Number of Units	Grant date fair value of unit awards (c)
Name			Threshold	Target	Maxi- mum	Threshold	Target	Maxi- mum
Gregory J. Goff	Phantom Units	2/12/2015	$—	$—	$—	17,561	35,122	70,244	—	$2,345,798

Phillip M. Anderson	Annual Incentive	N/A	131,237	262,473	524,946	—	—	—	—	—
	Phantom Units	2/12/2015	—	—	—	1,581	3,161	6,322	—	211,123

Don J. Sorensen	Annual Incentive	N/A	106,249	212,496	424,993
	Phantom Units	2/12/2015	—	—	—	1,757	3,513	7,026	—	234,633

Steven M. Sterin	Phantom Units	2/12/2015	—	—	—	3,074	6,147	12,294	—	410,558

Keith M. Casey	Phantom Units	2/12/2015	—	—	—	3,074	6,147	12,294	—	410,558

Charles S. Parrish	Phantom Units	2/12/2015	—	—	—	2,108	4,215	8,430	—	281,520

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(a)

These columns show the range of awards under the ICP for which we would be allocated responsibility, which is described in the section “Annual Performance Incentives” in the Compensation Discussion and Analysis. The “threshold” column represents the minimum payout for the performance metrics under the ICP assuming that the minimum level of performance is attained. The “target” column represents the amount payable if the performance metrics are reached. The “maximum” column represents the maximum payout for the performance metrics under the ICP assuming that the maximum level of performance is attained. The general partnership’s portion of Tesoro’s 2015 ICP reflected is 100% for Mr. Anderson and 90% for Mr. Sorensen. We are not responsible for any portion of the other NEOs’ 2015 ICP.

(b)

The amounts shown in these columns represent the number of performance phantom units granted during 2015 under the LTIP as described in the section “Long-Term Incentives” in the CD&A. This performance phantom unit award is contingent on our achievement of relative total unitholder return at the end of the performance period from January 1, 2015 through December 31, 2017. Actual payouts will vary based on relative total unitholder return from none of the units vesting to a threshold vesting of 50% of the units to a maximum vesting of 200% of the units.

(c)	The amounts shown in this column represent the grant date fair value of the awards computed in accordance with financial accounting standards.

Outstanding Equity Awards at 2015 Fiscal Year End

The following table sets forth the outstanding equity awards of our NEOs at the end of 2015. There have been no issuances of options to purchase our units.

	Equity Awards
Name	Grant Date	Number of Units That Have Not Vested	Market Value of Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Units, Units or Other Rights That Have Not Vested (a) (b)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units, Units or Other Rights That Have Not Vested (a) (b)
Gregory J. Goff	2/12/2015	—	$—	70,244	$3,686,932
	2/7/2014	—	—	56,432	3,103,901
Phillip M. Anderson	2/12/2015	—	—	6,322	331,826
	2/7/2014	—	—	6,272	344,976
Don J. Sorensen	2/12/2015	—	—	7,026	368,777
Steven M. Sterin	2/12/2015	—	—	12,294	645,281
Keith M. Casey	2/12/2015	—	—	12,294	645,281
Charles S. Parrish	2/12/2015	—	—	8,430	442,470
	2/7/2014	—	—	6,272	344,976

(a)

These awards represent performance phantom units, which provide the right to receive a number of common units at the end of the performance period depending upon our achievement of relative total unitholder return against a defined performance peer group. The closing price of our common units on December 31, 2015 of $50.32, as reported on the NYSE, was used to calculate the market value of the unvested unit awards.

(b)

These awards represent TLLP performance phantom units, which are the right to receive a number of common units at the end of the performance period depending on our achievement of relative total unitholder return against a defined performance peer group. Each award will vest at the end of the relevant performance period, subject to performance. For each award, the number of unvested units and the payout values shown assume a payout at maximum; for all such awards, the payout value also includes any outstanding distribution equivalent rights that will be paid to the executive once both the award has vested and the payout results have been certified

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by the TLGP Board of Directors. The performance period for each award, as well as the amount of outstanding distribution equivalent rights included in the payout value is shown for each of the executives below:

	Dividend Equivalent Rights Accrued as of 12/31/2015 ($)
Name	TLLP Performance Phantom Units Granted February 2015 (Performance Period of 1/1/2015- 12/31/2017)	TLLP Performance Phantom Units Granted February 2014 (Performance Period of 1/1/2014- 12/31/2016)
Gregory J. Goff	152,254	264,243
Philip M. Anderson	13,703	29,369
Don J. Sorensen	15,229	—
Steven M. Sterin	26,647	—
Keith M. Casey	26,647	—
Charles S. Parrish	18,272	29,369

Option Exercises and Stock Vested in 2015

The following table reflects the aggregate value realized by the NEOs for phantom units that vested in 2015. We have not granted any options to purchase our units.

	Unit Awards
Name	Number of Units Acquired on Vesting (a)	Value Realized on Vesting (b)
Gregory J. Goff	49,636	$2,344,432
Philip M. Anderson	6,364	300,588
Don J. Sorensen	—	—
Steven M. Sterin	—	—
Keith M. Casey	—	—
Charles S. Parrish	6,364	300,588

(a)	Reflects the vesting of the payout of the performance phantom units that were granted in 2013 for Messrs. Goff, Anderson and Parrish.
(b)

The value realized on the payout of the performance phantom units was calculated based on the number of units granted multiplied by the performance payout factor approved by our general partner’s Board of Directors on January 20, 2015 and then multiplied by the closing price of the common units on that date. Of the amounts realized for the performance phantom units payout, the amounts paid in distribution equivalent rights to the NEOs were: Mr. Goff - $337,153; Mr. Anderson - $43,227; and Mr. Parrish - $43,227.

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Pension Benefits in 2015

The estimated pension benefits provided under the Tesoro Corporation Retirement Plan (the “Retirement Plan”) and the Restoration Retirement Plan for our NEOs are set forth below.

Name	Plan Name	Years of Credited Service (a)	Present Value of Accumulated Benefit (b)		Payments During Last Fiscal Year
Gregory J. Goff	— (c)	— (c)	$	— (c)	— (c)
Philip M. Anderson	Tesoro Corporation Retirement Plan	12		497,714	—
	Restoration Retirement Plan	12		878,410	—
Don J. Sorensen	Tesoro Corporation Retirement Plan	22		749,519	—
	Restoration Retirement Plan	22		410,582	—
Steven M. Sterin	— (c)	— (c)		— (c)	— (c)
Keith M. Casey	— (c)	— (c)		— (c)	— (c)
Charles S. Parrish	— (c)	— (c)		— (c)	— (c)

(a)

Due to a freeze of credited service as of December 31, 2010, credited service values for the Tesoro Corporation Retirement Plan are less than actual service values. Credited service is used to calculate the Final Average Pay portion of the Retirement Plan benefit. The Cash Balance portion of the retirement benefit that went into effect on January 1, 2011 does not utilize credited service.

(b)

The present values of the accumulated plan benefits are equal to the value of the retirement benefits at the earliest unreduced age for each plan using the assumptions as of December 31, 2015 for financial reporting purposes. These assumptions include a discount rate of 4.40%, a cash balance interest crediting rate of 3.40%, the use of the RP-2014 Mortality Table with generational mortality improvements in accordance with Scale MP-2014 and for the Tesoro Corporation Retirement Plan, that each employee will elect a lump sum payment at retirement using an interest rate of 4.40% and the PPA 2016 Mortality Table. The Partnership reimburses Tesoro for the pension expense that is allocated to us for employees of our general partner. During 2015, the portion of each NEO’s pension expense was allocated to us based on their service to us as follows: 100% for Mr. Anderson and 90% for Mr. Sorensen. However, the amounts reflected in the above table represent the full present value of the accumulated benefit for Mr. Sorensen.

(c)

No portion of the compensation expense for retirement benefits to Messrs. Goff, Sterin, Casey and Parrish is allocated to us. The $10 million annual administrative fee under the Amended Omnibus Agreement covers a variety of services provided to TLLP by Tesoro, and no portion is specifically allocated to services provided by these individuals to TLLP.

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A description of the retirement or pension benefit plans in which our NEOs participate is set forth below.

Tesoro Corporation Retirement Plan (the “Retirement Plan”)
Short Description

A tax-qualified pension plan with a monthly retirement benefit made up of two components:

- a Final Average Pay (FAP) benefit for service through December 31, 2010, and

- a Cash Balance account based benefit for service after December 31, 2010

The final benefit payable under the Retirement Plan is equal to the value of the sum of both the FAP and the Cash Balance components on the participant’s benefit commencement date.

FAP Benefit (through 12/31/2010)

- 1.1% of final average compensation for each year of service through December 31, 2010, plus 0.5% of average compensation in excess of the Social Security Covered Compensation limit for each year of service through December 31, 2010, up to 35 years.

- Final average compensation is the monthly average of compensation (including base pay plus bonus but limited to the maximum compensation and benefit limits allowable for qualified plans under the Internal Revenue Code) over the consecutive 36-month period in the last 120 months preceding retirement that produces the highest average.

Cash Balance Benefit (after 12/31/2010)

For service after 2010, participants earn pay and interest credits:

- Pay credits are determined based on a percentage of eligible pay at the end of each quarter ranging from 4.5% to 8.5% of pay based on a participant’s age at the end of each quarter.

- Interest is credited quarterly on account balances based on a minimum of 3%, the 10-Year Treasury Bonds or the 30-Year Treasury Bonds, whichever is higher.

Timing of Benefit Payments

Generally payable the first day of the month following the attainment of age 65 and the completion of at least 3 years of service

Early Retirement:

- If a participant qualifies for early retirement (age 50 with service plus age greater than or equal to 80, which is referred to as “80-point early retirement,” or age 55 with 5 years of service, which is referred to as “regular early retirement”), the FAP benefit component will be reduced by a subsidized early retirement factor prior to age 65. Under the 80-point early retirement definition, the FAP benefit component may be paid at age 60 without reduction or earlier than age 60 with a reduction of 5% per year for each year the age at retirement is less than 60. Under the regular early retirement definition, the FAP benefit component may be paid at age 62 without reduction or earlier than age 62 with a reduction of approximately 7.14% per year for each year prior to age 62. If an employee does not qualify for early retirement upon separation from service, they will be eligible for an actuarially equivalent FAP benefit based on their age at the date the benefit is paid without an early retirement subsidy.

- The Cash Balance benefit component for service after 2010 is always based on the actual balance of the cash balance account as of the payment date and is not subject to any reduction for payment prior to normal retirement.

As of the end of fiscal 2015:

- Messrs. Anderson and Sorensen are eligible to receive a payment under the Retirement Plan without an early retirement subsidy for the FAP portion of the benefit.

Tesoro Corporation Restoration Retirement Plan
Short Description

A non-qualified plan designed to restore the benefit which is not provided under the qualified Retirement Plan due to compensation and benefit limitations imposed under the Internal Revenue Code.

If any of the NEOs terminate employment prior to becoming eligible for a benefit under either the ESP or SERP, as applicable, and after attaining three years of service credit, they will receive a supplemental pension benefit under this plan.

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Benefit Formula

Provides a benefit equal to the difference between the actual qualified Retirement Plan benefit paid to the participant, and the benefit that would have otherwise been paid to the participant under the Retirement Plan, without regard to certain Internal Revenue Code limits.

Death and Disability Benefits

Provides for certain death and disability benefits in the same manner as provided in the qualified Retirement Plan. Generally, the death benefit provides an equivalent FAP benefit and full Cash Balance account value as of the date of death. The disability benefit provides continued benefit accruals during the period of disability up to age 65.

As of December 31, 2015, the present value of these death and disability benefits were as follows: Mr. Anderson - $680,561 for death and $1,342,615 for disability; Mr. Sorensen - $289,077 for death and $900,149 for disability. The Partnership would reimbursement Tesoro for any such expense that was allocated to us during each NEO’s service to the Partnership as follows: 100% for Mr. Anderson and 90% for Mr. Sorensen.

Nonqualified Deferred Compensation in 2015

The following table sets forth information regarding the contributions to and year-end balances under Tesoro Corporation Executive Deferred Compensation Plan for the NEOs in 2015. Pursuant to the terms of the Amended Omnibus Agreement, a portion of the expense related to this plan is allocated to us by Tesoro. The allocated expense, if any, for each of Messrs. Anderson and Sorensen is included in the All Other Compensation column of the Summary Compensation Table. The value of an employee’s balance shown below may be tied significantly to contributions made prior to the time such employee began providing services to the Partnership and is not reflective of the expenses allocated to us. We are not allocating any portion of the expense for Messrs. Goff, Sterin, Casey and Parrish.

Name	Executive Contributions in Last Fiscal Year (a)	Registrant Contributions in Last Fiscal Year (b)	Aggregate Earnings in Last Fiscal Year (c)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End (d)
Gregory J. Goff	$—	$—	$—	$—	$—
Philip M. Anderson	—	4,398	(273)	—	7,081
Don J. Sorensen	23,611	24,432	(1,059)	—	177,562
Steven M. Sterin	—	—	—	—	—
Keith M. Casey	—	—	—	—	—
Charles S. Parrish	—	—	—	—	—

(a)	The amounts shown include amounts reflected in the base salary column of the Summary Compensation Table for Mr. Sorensen.
(b)	The amounts shown include amounts reflected in the All Other Compensation column of the Summary Compensation Table for Messrs. Anderson and Sorensen.
(c)

The amounts shown reflect the change in the market value pertaining to the investment funds in which the NEOs have chosen to invest their contributions and the company’s contribution under the Tesoro Corporation Executive Deferred Compensation Plan.

(d)	A portion of the amounts disclosed in this column for Mr. Anderson has previously been reported in Summary Compensation Table of $2,170 for 2014 and $717 for 2013.

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Tesoro Corporation Executive Deferred Compensation Plan (“EDCP”)
Short Description

Provides executives and key management personnel (including our NEOs) the opportunity to make additional pre-tax deferrals that cannot be made under our qualified 401(k) plan (“Thrift Plan”), due to salary and limitations imposed under the Internal Revenue Code.

Participant Contributions	Participants may elect to defer up to 50% of their base salary and/or up to 100% of their annual bonus compensation after FICA tax deductions.
Company Contributions

We will match the participant’s base salary contributions dollar-for-dollar up to 6% of eligible earnings above the IRS salary limitation (i.e., $265,000 for 2015).

Participants that are eligible for supplemental retirement benefits under the Executive Security Plan are eligible to defer compensation under the EDCP, but are not eligible for the matching provisions of the EDCP.

The EDCP also permits us to make discretionary contributions to participants’ accounts from time to time in amounts and on terms as we may determine. No such additional discretionary contributions have been made on behalf of any of our NEOs’ accounts to date.

Vesting	A participant will vest in our matching contributions upon the completion of three years of service.

2015 Potential Payments Upon Termination or Change-in-Control

The following tables reflect the estimated amount of compensation for each of the NEOs upon certain termination events. Such compensation is in addition to the pension benefits for Messrs. Anderson and Sorensen, including certain termination-related pension benefits, described under the heading “Pension Benefits in 2015.” The amounts shown below assume that the applicable termination occurred as of December 31, 2015 and are based on the agreements and arrangements in place on such date. The actual payments an executive would be entitled to may only be determined based upon the actual occurrence and circumstances surrounding the termination. In addition, on August 2, 2016, Tesoro Corporation and Mr. Sorensen entered into a Waiver and Release (“the “Waiver”) to the Amended & Restated Management Stability Agreement originally executed on December 31, 2008 (the “Sorensen Agreement”). Under the terms of the Waiver, Mr. Sorensen waived and released any and all rights and benefits under the Sorensen Agreement and the parties formally terminated the Sorensen Agreement. In light of such termination of the Sorensen Agreement, Mr. Sorensen will participate in Tesoro’s Executive Severance and Change in Control Plan. The compensation and benefits (excluding their equity awards granted by the Partnership) for Messrs. Goff, Sterin, Casey and Parrish would be paid by Tesoro and not the Partnership under these termination scenarios. Below are the assumptions used in determining the estimated payments upon various termination scenarios.

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Messrs. Anderson and Sorensen are eligible for certain benefits under their management stability agreements in the event of a termination without “Cause,” a resignation with “Good Reason,” or a “Termination following a change-in Control” in the event of a termination without cause or by the NEO with good reason within two years following a change-in-control (with such terms as defined in such agreements).

Name	Scenario	Severance ($)	Accelerated Equity Vesting ($)	Retirement Benefits ($)	Health Benefits ($)	Total ($)
Goff	w/o Cause or w/Good Reason	—	2,597,925	—	—	2,597,925
	Term. after Change-in-Control	—	3,395,417	—	—	3,395,417
	Retirement or Voluntary Term.	—	2,597,925	—	—	2,597,925
	Death	—	3,395,417	—	—	3,395,417
	Disability	—	3,395,417	—	—	3,395,417
	w/Cause	—	—	—	—	—
Anderson	w/o Cause or w/Good Reason	—	263,294			263,294
	Term. after Change-in-Control	1,234,200	338,401	199,997	44,651	1,817,249
	Retirement or Voluntary Term.	—	—	—	—	—
	Death	—	338,401	—	—	338,401
	Disability	—	338,401	—	—	338,401
	w/Cause	—	—	—	—	—
Sorensen	w/o Cause or w/Good Reason	—	120,388			120,388
	Term. after Change-in-Control	1,094,400	184,389	150,062	40,300	1,469,151
	Retirement or Voluntary Term.	—	—	—	—	—
	Death	—	184,389	—	—	184,389
	Disability	—	184,389	—	—	184,389
	w/Cause	—	—	—	—	—
Sterin	w/o Cause or w/Good Reason	—	210,653	—	—	210,653
	Term. after Change-in-Control	—	322,641	—	—	322,641
	Retirement or Voluntary Term.	—	—	—	—	—
	Death	—	322,641	—	—	322,641
	Disability	—	322,641	—	—	322,641
	w/Cause	—	—	—	—	—
Casey	w/o Cause or w/Good Reason	—	210,653	—	—	210,653
	Term. after Change-in-Control	—	322,641			322,641
	Retirement or Voluntary Term.	—	—	—	—	—
	Death	—	322,641	—	—	322,641
	Disability	—	322,641	—	—	322,641
	w/Cause	—	—	—	—	—
Parrish	w/o Cause or w/Good Reason	—	364,639	—	—	364,639
	Term. after Change-in-Control	—	393,723	—	—	393,723
	Retirement or Voluntary Term.	—	364,639	—	—	364,639
	Death	—	393,723	—	—	393,723
	Disability	—	393,723	—	—	393,723
	w/Cause	—	—	—	—	—

•	Accrued Benefits. Messrs. Anderson and Sorensen would be entitled to the following accrued benefits: any accrued but unpaid base salary to the date of termination; any accrued but unpaid expenses; any unused vacation pay; any unpaid bonuses for a prior period to which they are entitled per the incentive compensation program; and any other benefits to which they are entitled. The Partnership’s portion of these benefits will be 100% for Mr. Anderson and 90% for Mr. Sorensen.

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•	Severance.

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Termination With a Change-in-Control. Pursuant to their management stability agreements for Messrs. Anderson and Sorensen, in the event of a termination by Tesoro without cause or by the NEO with good reason within two years following a change-in-control of Tesoro Corporation (which would result in a change-in-control of our general partner and the Partnership), Messrs. Anderson and Sorensen will receive a multiple of two times of their base salary and target annual bonus as well as a pro-rated bonus for the year of termination. Their severance amount (excluding the pro-rated bonus, as applicable) will be paid in a lump sum after their termination. The Partnership’s portion of the severance, as reflected in the table, is 100% for Mr. Anderson and 90% for Mr. Sorensen. These benefits would not be payable in the case of a change-in-control of the Partnership that did not also constitute a change-in-control of Tesoro Corporation.

•	Accelerated Equity Vesting.

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Involuntary Termination Without Cause. Pursuant to the award agreements, Messrs. Goff and Parrish being retirement eligible and Messrs. Anderson, Sorensen, Sterin and Casey having worked a minimum of twelve months during the performance period, they will receive a pro-rated payout of their TLLP performance phantom units based on actual performance at the end of the performance period and will be paid the accumulated distribution equivalent rights on those units.

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Termination With a Change-in-Control. Pursuant to the award agreements, each NEO will vest in their performance phantom units at target and will be paid the accumulated distribution equivalent rights accumulated on those units.

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Retirement or Voluntary Termination. Pursuant to the award agreements, since Messrs. Goff and Parrish are retirement eligible, they will receive a pro-rated award of their performance phantom units based on the actual performance at the end of the performance period along with the accumulated distribution equivalent rights. Messrs. Anderson, Sorensen, Stein and Casey will forfeit all unvested performance phantom awards, along with the accumulated distribution rights, since they are not retirement eligible.

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Death and Disability. Pursuant to the award agreements, each NEO will vest in their performance phantom units at target and will be paid the accumulated distribution equivalent rights accumulated on those units.

•	Retirement Benefits.

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Termination With a Change-in-Control. Pursuant to their management stability agreements, Messrs. Anderson and Sorensen will receive two additional service credits under the current non-qualified supplemental pension plans. The Partnership’s portion, as reflected in the table, is 100% for Mr. Anderson and 90% for Mr. Sorensen. These benefits would not be payable in the case of a change-in-control of the Partnership that did not also constitute a change-in-control of Tesoro Corporation.

•	Health Coverage.

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Termination With a Change-in-Control. Pursuant to their management stability agreements, Messrs. Anderson and Sorensen will receive health and welfare coverage for two years. The Partnership’s portion, as reflected in the table, is 100% for Mr. Anderson and 90% for Mr. Sorensen. These benefits would not be payable in the case of a change-in-control of the Partnership that did not also constitute a change-in-control of Tesoro Corporation.

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Risk Considerations in Our Compensation Programs

In August 2015, Tesoro’s management, in consultation with the independent consultant to Tesoro Corporation’s Compensation Committee, performed an assessment of the risk associated with Tesoro’s compensation programs. Tesoro’s 2015 assessment included an evaluation of TLLP’s compensation framework. In October 2015, management reviewed with the Chairman of the Board and independent directors of our general partner the portion of the analysis relating to management’s assessment of our general partner’s employees, including executives, and discussed the concept of risk as it relates to our compensation programs. The assessment and discussions concluded the following:

•	An appropriate pay philosophy and market comparisons support business objectives.

•	Programs appropriately balance fixed compensation with short-term and long-term variable compensation such that no single pay element would motivate employees to engage in excessive risk taking.

•	The characteristics of our annual incentive program design do not lend themselves to excessive risk taking because we base annual incentive awards on:

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corporate, business unit and individual performance goals, with a variety of pre-established performance conditions in each category, thus diversifying the risk associated with any single indicator of performance; and

¡	financial and non-financial performance targets that are objectively determined by measurable and verifiable results.

•	Our long-term incentive program encourages employees to focus on our long-term success by providing performance phantom units that only reward employees if we meet specified performance goals. These awards also incorporate pre-established caps to prevent over-payment.

We have established a clawback policy that allows the Board of Directors to recoup incentive compensation received by a senior executive for misconduct resulting in a material financial restatement. The clawback policy is discussed in more detail under the heading “Compensation Discussion and Analysis - Clawback Policy.”

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The Special Meeting

Time and Place

The Special Meeting will be held on October 4, 2016, beginning at 8:00 AM, Central Standard time at our offices and 19100 Ridgewood Parkway, San Antonio, Texas 78259.

Purpose

At the 2016 Special Meeting, unitholders will vote:

1.	To approve the amendment and restatement of Tesoro Logistics LP’s 2011 Long-Term Incentive Plan (the “LTIP Proposal”); and

2.	To approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the LTIP Proposal (the “Adjournment Proposal”).

Unitholders also will transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

Record Date

Our Board has fixed the close of business on August 18, 2016 as the record date for the determination of unitholders entitled to notice of, and to vote at, the Special Meeting or any postponements or adjournments thereof. A complete list of such unitholders will be available for inspection in our offices at 19100 Ridgewood Parkway, San Antonio, Texas 78259 during normal business hours upon written demand by any unitholder.

Holders Entitled to Vote

All unitholders who owned our units at the close of business on the record date August 18, 2016 are entitled to receive notice of the Special Meeting and to vote the common units that they held on the record date at the Special Meeting, or any postponements or adjournments of the Special Meeting.

Each unitholder is entitled to one vote for each unit owned on all matters to be considered. On August 18, 2016, 101,195,476 common units were issued and outstanding, and 2,062,890 general partner units were issued and outstanding.

Vote Required

Under applicable NYSE rules, the approval of a majority of the votes cast by our unitholders is required to approve the LTIP Proposal. Votes “for” and “against” and abstentions count as votes cast. Thus, abstentions have the effect of a vote against the proposals.

The form of proxy provides unitholders the opportunity to vote on the LTIP Proposal. However, the Restated LTIP will not be effective unless approved by the unitholders.

Approval of the Adjournment Proposal requires the approval of a majority of the outstanding units that are entitled to vote and represented either in person or by proxy at the Special Meeting. Thus, abstentions have the effect of a vote against the Adjournment Proposal.

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A properly executed proxy submitted without voting instructions will be voted (except to the extent that the authority to vote has been withheld) “FOR” the LTIP Proposal and “FOR” the Adjournment Proposal.

Quorum

If a majority of our common units outstanding on the record date are present in person or by proxy at the Special Meeting, that will constitute a quorum and will permit us to conduct the proposed business at the Special Meeting. Your units will be counted as present at the Special Meeting if you:

•	are present and vote in person at the meeting; or

•	have submitted a properly executed proxy card.

Proxies received but marked as abstentions will be counted as present for purposes of determining the presence of a quorum. If an executed proxy is returned by a broker or other nominee holding units in “street name” indicating that the broker or nominee does not have discretionary authority as to certain units to vote on the proposals (a “broker non-vote”), such units will be considered present at the meeting for purposes of determining the presence of a quorum but will not be considered entitled to vote.

Revocation of Proxies

If you are a unitholder of record at the close of business on the record date, you may change your vote at any time before the voting polls close at the Special Meeting by:

•	delivering a later-dated, executed proxy card to the Secretary of Tesoro Logistics GP, LLC, the general partner of Tesoro Logistics L.P. (the “General Partner”), 19100 Ridgewood Parkway, San Antonio, Texas 78259;

•	delivering a written notice of revocation of your proxy to the Secretary of the General Partner, 19100 Ridgewood Parkway, San Antonio, Texas 78259; or

•	attending the Special Meeting and voting in person. Please note that attendance at the Special Meeting will not by itself (i.e., without also voting) revoke a previously granted proxy.

If you are a beneficial owner of units held in street name and you have instructed your broker or other nominee to vote your units, you must follow the procedure your broker or other nominee provides to change those instructions. You may also vote in person at the Special Meeting if you obtain a “legal” proxy from your broker or other nominee.

Solicitation

The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. In addition to the use of the mail, proxies may be solicited by employees of the General Partner, without additional remuneration, by mail, phone, fax or in person. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our units as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your units by signing and returning the enclosed proxy card will help to avoid additional expense. We have retained Innisfree M&A Incorporated (“Innisfree”), to aid in the solicitation of proxies. The fee paid to Innisfree is expected to be $12,000, plus reimbursement of its reasonable costs.

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Adjournment

If the Adjournment Proposal is approved by the affirmative vote of a majority of the outstanding units that are entitled to vote and represented either in person or by proxy at the Special Meeting, the meeting may be adjourned to another date and/or place for the purpose of soliciting additional proxies even if a quorum is present. Our partnership agreement provides that, in the absence of a quorum, the Special Meeting may be adjourned from time to time by the affirmative vote of a majority of the outstanding units entitled to vote at such meeting that are represented either in person or by proxy.

No Unitholder Proposals

Your units do not entitle you to make proposals at the Special Meeting. Under our partnership agreement, only the General Partner can make a proposal at this meeting. Our partnership agreement establishes a procedure for calling meetings whereby limited partners owning 20% or more of the outstanding units of the class for which a meeting is proposed may call a meeting. In any case, limited partners are not allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership. Doing so would jeopardize the limited partners’ limited liability under the Delaware Revised Uniform Limited Partnership Act (“Delaware Act”) or the law of any other state in which we are qualified to do business.

Dissenters’ Rights

We were formed as a limited partnership under the laws of the State of Delaware, including the Delaware Act. Under those laws, dissenters’ rights are not available to our unitholders with respect to the LTIP Proposal.

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Additional Information

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room at 100 F Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings also are available to the public at the SEC’s website at www.sec.gov. Our common units are listed on the New York Stock Exchange under the ticker symbol “TLLP.” Reports and other information concerning us may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You may also request a copy of our filings by contacting our Investor Relations Department at 1-800-837-6768 or write to us at 19100 Ridgewood Parkway, San Antonio, Texas 78259, Attention: Investor Relations. Our annual and quarterly reports are also available on our website at http://tesorologistics.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE SPECIAL

MEETING TO BE HELD ON OCTOBER 4, 2016

The Notice of Special Meeting of Unitholders and the Proxy Statement for the Special Meeting are available at www.eproxy-access.com/tllp2016.

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YOUR VOTE IS IMPORTANT

Please take a moment now to vote your units of Tesoro Logistics LP for the upcoming Special Meeting of Unitholders.

PLEASE REVIEW THE PROXY STATEMENT AND VOTE TODAY IN ONE OF THREE WAYS:

1.	Vote by Telephone—Please call toll-free in the U.S. or Canada at 1-866-853-9897, on a touch-tone telephone. If outside the U.S. or Canada, call 1-646-880-9093. Please follow the simple instructions once connected. You will be required to provide the unique control number printed below.

OR

2.	Vote by Internet—Please access https://www.proxyvote-now.com/tllp, and follow the simple instructions on your screen. Please note you must type an “s” after http. You will be required to provide the unique control number printed below.

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

OR

3.	Vote by Mail—If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: Tesoro Logistics LP, c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5154, New York, NY 10150-5154.

▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

☒	To vote, mark blocks below in blue or black ink as follows

The Board of Directors recommends that you vote for Proposals 1 and 2.

The Board of Directors of our general partner, Tesoro Logistics GP, LLC (the “General Partner”), has called a special meeting of unitholders of Tesoro Logistics LP (the “Partnership”) on Tuesday, October 4, 2016 in San Antonio, Texas to consider and vote upon the following proposals:

1. To approve the amendment and restatement of the Partnership’s 2011 Long-Term Incentive Plan (the “LTIP Proposal”); and	FOR ☐	AGAINST ☐	ABSTAIN ☐

2. To approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the LTIP Proposal (the “Adjournment Proposal”).

				FOR ☐	AGAINST ☐	ABSTAIN ☐

Date: , 2016

Signature

Signature (if held jointly)

Title

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

PLEASE VOTE TODAY! SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE. ▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDED ▼

Tesoro Logistics LP 19100 Ridgewood Parkway, San Antonio, Texas 78259 Special Meeting of Unitholders October 4, 2016 at 8:00 am, CDT This proxy is solicited by the Board of Directors
The Board of Directors recommends that you vote for Proposals 1 and 2

The undersigned hereby revokes any proxy previously granted and appoints Kim K.W. Rucker and Carrie P. Ryan, or either of them as proxy, each with the power to appoint her substitute, and hereby authorizes either to represent and to vote as designated herein, all the common units of Tesoro Logistics LP held of record by the undersigned on August 18, 2016 at the Special Meeting of unitholders to be held on Tuesday, October 4, 2016 at 8:00 am Central Daylight Time at 19100 Ridgewood Parkway, San Antonio, Texas 78259, and at any adjournment or postponement of the meeting. This proxy when executed, will be voted in the manner directed herein by the undersigned unitholder. Any executed but unmarked proxies will be voted in accordance with the recommendations of the Board, which is to vote “FOR” the proposals. With respect to any other matter that properly comes before the Special Meeting, the proxy holders will vote as recommended by the Board, or, if no recommendation is given, in their own discretion.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
(Continued and to be marked, dated and signed on the other side)